Exhibit 10.19

                                   FORM 10-K
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

For the fiscal year ended: December 31, 1994

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the transition period: ____________ to _______________

Commission file number: 0-19296

                              The Future Now, Inc.
                    ----------------------------------------
      (Exact name of registrant as specified in Articles of Incorporation)

        Ohio                                           31-1252959
(State of Incorporation)                   (I.R.S. Employer Identification No.)

8044 Montgomery Rd.
Suite 601
Cincinnati, Ohio                                          45236
     (Address)                                         (Zip Code)

Telephone Number: (513) 792-4500

          Securities registered pursuant to Section 12(b) of the Act:
                                     None.

          Securities registered pursuant to Section 12(g) of the Act:
                          Common Stock, No Par Value.

Indicate by check mark whether the registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] YES [ ] NO

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

The aggregate market value of the Common Stock of The Future Now, Inc. held by non-affiliates as of January 31, 1995: $23,338,613. There were 7,578,566 shares of the registrant's common stock outstanding as of January 31, 1995.

DOCUMENTS INCORPORATED BY REFERENCE: Portions of the Registrant's Proxy Statement for the 1995 Annual Meeting of Shareholders to be held on or about May 25, 1995, are incorporated by reference into Part III of this Form 10-K. In the event such Proxy Statement is not filed with the Commission by April 30, 1995, the Registrant will amend this annual report on Form 10-K to include the required items in Part III of this Report.

                                     PART I
Item 1.
                                    BUSINESS

     The Company is one of the ten largest computer resellers in the United States as measured by sales. The Company, a computer sales and services company, sells and installs microcomputers, UNIX workstations, turnkey local and wide area network systems, computer software and peripheral products for business, professional, educational and governmental customers. The Company also offers a wide range of sophisticated customer support and consulting services which carry higher gross margins than product sales and are the principal focus of the Company's marketing strategy. The Company currently operates 19 sales offices in 13 states and manages seven additional sales offices in six other states for Intelligent Electronics, Inc. ("IE"). The Company does not maintain any retail facilities.

     The Company is the successor of a business originally formed in 1975 for the purpose of distributing word processing equipment in Ohio and Kentucky. In the 1980s, this predecessor business changed its focus to the microcomputer industry. The Company was incorporated in Ohio in August, 1988 by members of the predecessor's management and other investors for the specific purpose of acquiring the predecessor's business and assets. This acquisition was completed in December, 1988, and the Company began doing business as "The Future Now, Inc." The Company has subsequently acquired 15 existing businesses, including the Company Center Division ("CCD") of IE in 1992 and Direct Computer Corporation, Premium Computer Corporate Center and Basicomputer Corporation in 1993.

     During 1994 the Company decided to forgo further acquisitions and concentrated on consolidating and integrating its operations. Effective second quarter 1994, the Company adopted a definitive plan for a company-wide restructuring, including the closing of substantially all warehouses and the closing and consolidation of duplicate facilities in areas where the Company had made acquisitions. Additionally, effective December 30, 1994, the Company sold the assets of five of its branch offices and two satellite sales offices to IE and entered into a management agreement with IE under which the Company continues to manage these facilities.

     On March 6, 1995, the Company and IE signed a letter of intent for IE to acquire the outstanding stock of the Company. The acquisition will be a stock-for-stock, tax-free transaction. Based on the exchange ratio set forth in the letter of intent, Company shareholders will receive .6588 shares of IE stock in exchange for each share of Company stock. The transaction is subject to the completion of due diligence, the execution of a definitive agreement and other customary conditions and approvals, including approval by the Company's shareholders.

Microcomputer Marketplace

     During the past ten years, rapid advances in computer technology have led to the development of significantly more powerful microcomputers at substantially lower prices. Additionally, the use of microcomputers has become widespread throughout all employee levels and functional areas within the workplace. Because of cost savings and enhanced flexibility, many businesses have installed networks as a preferred alternative to more expensive minicomputer or mainframe systems. Businesses are also using networks to displace existing minicomputer and mainframe systems. Networks, which are developed through the connection of a customer's multiple microcomputers and peripheral products into integrated systems, allow end users to share peripheral hardware and database resources, communicate directly via electronic mail and access the business' central computers.

     Originally, manufacturers sold their microcomputer products directly to end users or through retail computer dealers. During the 1980s, sales through retail dealers experienced rapid growth because retail outlets allowed the consumer to examine and test a wide variety of products from a number of hardware manufacturers. More recently, direct telemarketing and mail order developed as alternative distribution channels. These distribution channels benefited from heightened awareness on the part of the consumer, the emergence of industry standards and increased commonality of components. As microcomputer users became more computer literate, their dependence on local dealers for basic information and demonstrations diminished.

     In response to general competitive pressures, as well as specific price pressure from the direct telemarketing and mail order channels and direct sales by manufacturers, the microcomputer dealer distribution channel is currently undergoing additional market differentiation into dealers, such as the Company, which emphasize advanced systems and support for business networks as compared to computer "superstores" which offer retail purchasers a relatively low cost, low service alternative.

     The Company made a strategic decision in 1988 to narrow its market focus. The Company closed its retail outlets, relocated its sales offices to corporate office parks and developed a marketing strategy focused on business and institutional customers. In 1993, the Company organized its professional and technical services into its Professional Services Organization. This marketing strategy is designed to make the Company a partner to its customers by providing a full spectrum of professional services.

     The Company believes that the market for professional services as well as for microcomputer products will continue to grow. This anticipated growth should come from the demand for current technology expertise in business, professional firms and government. The Company's belief in this trend is based upon its experience with its own customers as well as general industry studies. The Company itself has not conducted any marketing studies. In addition, the Company believes the computer reseller business is in a continuing period of consolidation and realignment. Increased competition has made it more difficult for smaller resellers who do not benefit from discounts from volume purchases and are not capable of offering the range of sophisticated support services which customers are increasingly demanding. This industry consolidation provided the Company with opportunities through 1993 to make a series of acquisitions of other resellers, primarily in the geographic areas in which it was doing business.

     In 1994, the Company focused on integrating its prior acquisitions and emphasizing sales of professional services rather than hardware. The Company intends to continue its focus on professional services as it believes this strategic emphasis on sophisticated professional services will allow it to succeed in this changing industry.

Business Strategy

     The Company's business strategy is to focus on the business, professional, and governmental markets. The Company believes that the increasing complexity of microcomputer systems, the widening usage of microcomputers in the workplace and the trend toward use of networks will continue to cause business and institutional customers to require significant levels of sophisticated professional services such as those provided by the Company. The Company believes that its ability to combine competitive pricing with sophisticated support services will allow it to compete effectively against a wide variety of alternative microcomputer distribution channels, including independent dealers, direct mail order and telemarketing, superstores and direct sales by manufacturers as well as firms offering information technology implementation consulting services.

     During 1994, the Company decided to concentrate on consolidating and integrating its operations. Effective second quarter 1994, the Company adopted a definitive plan for a company-wide restructuring, including the closing of substantially all warehouses and the closing and consolidation of duplicate facilities in areas where the Company had made acquisitions. The Company's primary strategy during 1994 was to focus on internal growth and to increase its presence in its existing markets through the expansion and upgrading of its Professional Services Organization. Continued innovation in the development of professional services and implementation of new marketing programs are also part of the Company's strategy to generate internal growth.

     Additionally, effective December 30, 1994, the Company sold the assets of five of its branch sales offices to IE for approximately $39 million and entered into a management agreement with IE under which the Company continues to manage these facilities. The Company entered into this transaction to reduce its outstanding debt and divest itself of the financial burdens of carrying these assets, including inventory. Under the terms of this transaction, the Company continues to manage these locations for IE in return for certain fixed management fees as well as a share in the profits these locations generate. The Company retained its employees at these locations. Under the management agreement with IE, the Company's focus is to provide services and products to the customers of those branches.

     In 1994, the Company also decided to centralize its purchasing, billing and credit and collection functions to provide more efficient overall operations in its business. By year end 1994, the majority of the credit and collection functions was centralized in the Company's Cincinnati headquarters. During the first quarter of 1995, all purchasing functions were centralized in the Company's Denver facility. Billing functions are centralized at the Company's Denver facility in tandem with each branch's conversion to CustomerCare Direct. By year end 1994, most branches were converted to CustomerCare Direct and the remaining branches are scheduled for conversion by the end of the second quarter 1995. During 1994, the Company also entered into an arrangement for a consulting firm to develop and manage the software used by the Company in its internal management information systems.

     The Company believes that its principal competitive strengths include:

     * A well-defined marketing strategy, supported by its Professional Services Organization, which focuses on providing sophisticated information technology services to its business, professional, governmental and educational customers enabling them to obtain full value from their information systems;

     * A commitment to providing sophisticated professional services nationwide through the employees in the Professional Services Organization;

     * The Company's alliances with industry leaders such as IE which allow the Company to offer a full range of services to its customers;

     *  Volume purchasing power; and

     * Authorizations to sell leading name-brand microcomputer and workstation products and software from leading manufacturers including Apple, COMPAQ, Dell, Hewlett-Packard, IBM, Digital, AT&T, Sun, Microsoft, Lotus, Novell and Banyan.

Marketing and Customers

     The Company directs its marketing efforts towards medium-sized businesses, Fortune 1000 corporations, professional firms and governmental and educational institutions. Some of the Company's customers do not have internal computer support personnel. The Company believes that these customers increasingly rely on business partners and suppliers to provide a complete solution to their information technology needs, in addition to competitive pricing.

     In addition, many of the Company's larger customers are outsourcing their information technology needs. The Company believes this trend will continue as more companies decide that it is more efficient and cost-effective to work with experts, such as the Company, in information technology rather than developing and maintaining their own expertise.

     The Company's marketing does not target retail or individual customers and sales to this market are not a significant part of its business. The Company currently does not intend to establish any retail outlets.

     No one customer accounted for more than 10% of the Company's total sales in 1994. Accordingly, the Company does not believe that the loss of any single customer would have a material adverse effect on its business.

     Sales to targeted customers are generated primarily by the Company's marketing representatives. As of February 28, 1995, the Company employed approximately 425 marketing representatives. These marketing representatives generally have college degrees and three or more years of successful microcomputer sales experience involving multi-product authorizations and are assigned to accounts on the basis of skill, experience and prior results. Continued growth and future success will depend in part on the Company's ability to attract, hire and retain highly skilled and motivated marketing personnel, particularly in the Professional Services Organization. The Company believes that it will be able to do so in part because of its compensation philosophy. Compensation programs for marketing representatives include both salary and commission. Commissions are based on a percentage of the gross profit generated by the sale, thereby allowing the marketing representatives to participate in the Company's gross profits. Under these compensation programs, the commission rate is greater for the sale of professional services than hardware which parallels the Company's marketing and business strategies.

     The Company utilizes various forms of advertising and promotional activities, including seminars, business forums and presentations, descriptive brochures, direct mail pieces and newspaper advertisements. Advertising emphasizes customer support services rather than product pricing. Marketing efforts are also enhanced by the Company's association with major manufacturers and by customer and manufacturer referrals.

Products

     The Company markets microcomputer and workstation systems and related products and services. The components of the microcomputer systems generally supplied include a microprocessor-based central processing unit, peripheral devices such as video displays, keyboards, additional storage units, printers and software packages. The Company is an authorized dealer or a reseller at some or all of its locations for the products of over 100 manufacturers, including:

AST Computer, Inc.                                Hewlett-Packard Company
American Telephone & Telegraph Company            International Business Machines Corporation
Apple Computer, Inc.                              Lotus Development Corporation
Banyan Systems, Inc.                              Microsoft Corporation
Bay Networks, Inc.                                NEC Information Systems, Inc.
3 Com Corporation                                 Novell, Inc.
Compaq Computer Corporation                       Oracle Corporation
Dell  Computer Corporation                        Sun Microsystems Corporation
Digital Equipment Corporation                     Tektronix, Inc.
Epson America, Inc.                               Toshiba American Information
Systems, Inc.
Hayes Microcomputer Products, Inc.


     The Company continually evaluates new product lines and technological developments in the microcomputer industry and will seek additional manufacturer and product authorizations where appropriate.

     For each of the years ended December 31, 1994, 1993 and 1992, sales of microcomputers, peripheral products, supplies and software accounted for approximately 92% of total revenues. During these periods, the leading product lines, expressed as a percentage of hardware sales, were as follows:

                                      Percentage of
                                      Hardware Sales
                           -----------------------------------
Manufacturer               1994            1993           1992
- - - ------------               ----            ----           ----
COMPAQ                      25%             25%            16%
IBM                         20              19             22
Hewlett-Packard             12              12             13
Apple                        3               5              8
All Other Manufacturers     40              39             41
                           ----            ---            ---
                           100%            100%           100%
                           ===             ===            ===

     The increases and decreases in percentages of total sales among these major product lines resulted primarily from changes in product mix as a result of acquisitions and changes in customer preferences.

     The Company selects the products it sells on the basis of overall quality, product image, technological capability, business applications and availability of volume discounts. The Company continually monitors new products to keep current with technological advances. The microcomputer market is characterized by various hardware systems that utilize different and often incompatible standards for hardware and software. As new or improved features are introduced by manufacturers, the utility of particular products may change substantially. Concern over these changes results in confusion by customers as to which product is best suited to the customer's needs and a related volatility in demand for products. The Company attempts to address this confusion and volatility by presenting itself as "platform neutral" in its marketing and offering hardware systems, software and support services that address virtually all applicable industry standards. The majority of sales of hardware, software and peripheral products is on a trade account basis. The customer is invoiced at the time of delivery or shipment.

     In 1993 and 1994, the Company offered FutureFile which is a catalogue or CD-ROM based listing of manufacturers and products offered and supported by the Company. FutureFile contains product information, including descriptions of equipment compatibility and services descriptions. The manufacturers, products and services listed in FutureFile represent those recommended by the Company. FutureFile is updated frequently and provides a single resource a customer can use to evaluate available products and services. In late 1994, the Company modified this offering and renamed it Demand 95. Demand 95 includes only those leading manufacturers of hardware and software upon which the Company intends to focus during 1995.

The Professional Services Organization

     The Professional Services Organization offers a wide range of professional services including project and network management, consulting services, enterprise design, training and technology deployment. For each of 1994, 1993 and 1992, revenue from professional services amounted to approximately 7.5%, 5% and 4%, respectively, of total revenue. Professional services, which carry higher gross margins than product sales, are a principal focus of the Company's marketing strategy and are considered critical to its success. The Professional Services Organization currently includes the following four groups.

     Internetworking   The Internetworking group provides local, metropolitan,
wide and global area network services including needs analysis and design services, systems integration and installation services, UNIX services, enterprise consulting services and network management and support services. This group is designed to meet the needs of organizations with multiple network technologies which are looking to centralize and outsource their overall network service needs and information technology management.

     Each part of the Internetworking group designs custom solutions to meet customers' unique project requirements from the design stage to final installation and debugging. This group also designs and implements disaster recovery systems for customers.

     Application Services Group   The Application Services Group offers
consulting and development services to assist customers in the use of current technologies and application of those technologies to gain business process efficiencies. These include groupware consulting services, application design and development and advanced education services. This part of the Professional Services Organization is designed to assist clients in the design, customization and development of effective applications.

     The Application Services Group also offers current high level training and certification programs to support a wide range of network and desktop operating systems.

     Distributed Computing Group   The Distributed Computing Group assists the
client in overall resource management through planning and management services, software resource management and centralized system administration and management.

     This group offers the Power By the Hour asset management program which provides the end user appropriate computing technology to align with its changing needs. Under this program, the Company provides a complete package to the end user, thus relieving the client of the need to purchase and manage computing assets. Under the Power By the Hour program, the Distributed Computing Group will maintain, relocate and track the equipment, as well as provide management reports to the client.

     Technology Deployment and Service Group   The Technology Deployment and
Service Group provides maintenance, technical service and support. This group offers various levels of maintenance service including warranty work, on site maintenance arrangements, dedicated on site technical personnel and time and materials maintenance contracts. This group also offers The FutureCare Help Desk which provides technical assistance to clients including FutureCare 800 Support, a fee-based toll free telephone hotline. This group also provides on site support through which it will establish, operate and maintain help desks at a client's site. This group also will customize help desk management software for clients.

     This group also includes the warranty and repair services which the Company had outsourced to Hewlett-Packard Corporation in 1993. Effective January 1, 1995, Hewlett-Packard and the Company agreed to terminate that arrangement. As a result, the Company again is a primary provider of warranty and repair services to its clients through its own employees as well as through arrangements with certain national temporary employee agencies.

     Approximately 630 of the Company's employees are part of the Professional Services Organization and customer service and support functions, reflecting the Company's marketing strategy. The key Professional Services Organization personnel as well as the other approximately 425 marketing representatives generally have prior experience and specialized training.

Manufacturers and Suppliers

     The Company purchases microcomputers and related products directly from certain manufacturers and indirectly through IE, a distributor of such products and the beneficial owner of 31.1% of the Company's Common Stock. In general, the Company must be authorized by a manufacturer to sell that manufacturer's products, whether the products are purchased from IE or directly from the manufacturer. The Company has entered into separate authorization agreements with its major manufacturers. Typically, these agreements provide that the Company has been appointed, on a non-exclusive basis, as an authorized dealer of specified products of the manufacturer at specified locations. Most of the authorization agreements, including those with Apple, COMPAQ, Hewlett-Packard and IBM provide that the manufacturer may terminate the agreement with or without cause upon 30 to 90 days notice or immediately upon the occurrence of certain events.

     The Company is the largest franchisee of IE, a leading national distributor of microcomputers and related products and services. IE maintains a network of approximately 2,200 franchised and affiliated systems resellers which provide products and services to businesses in the United States. The franchise agreements have 10 year terms expiring in December 2000 or September 2003, and are renewable by the Company for one additional 10 year term under certain conditions. IE may terminate the franchise agreements upon the occurrence of certain events and the Company may terminate the agreements without cause upon prior written notice to IE. In the event of such a termination, the Company is obligated to make a buy-out payment to IE equal to IE's gross profits realized from its sales of products to the Company during the 12-month period immediately preceding termination. Under this formula, if the Company had exercised its right to terminate the agreements effective December 31, 1994, the Company believes the total buy-out payment to IE would have been approximately $17 million. In the event of such a termination, the Company also has the right to pay IE an additional sum of $500,000 to be released from all non-competition covenants contained in the franchise agreements.

     The Company purchases products from IE at a mark-up of IE's cost from manufacturers. The amount of the mark-up depends upon the Company's volume of product purchases from IE. The Company believes that it receives the lowest mark-up offered by IE for the range of products and services purchased. During 1994, product purchases from IE amounted to approximately 85% of the Company's total product purchases.

     To assure itself that its franchise relationship with IE is beneficial, the Company periodically reviews the relative economic benefits and costs of this relationship. The Company has periodically explored the advisability of purchasing the products it procures through IE (primarily Apple, COMPAQ, Hewlett-Packard and IBM) directly from these hardware manufacturers. To date, the Company's management has determined that IE's terms on these products are favorable enough to warrant continued purchases through IE. The Company also benefits from IE's national presence in marketing. In addition to IE, other national companies perform the services the Company obtains from IE. In the event the Company was unable to continue its relationship with IE, it believes it could establish a similar relationship with another company in a reasonable period of time. Because of the competitive nature of the microcomputer distribution industry, the Company believes it could ultimately obtain terms as beneficial as those currently offered by IE.

     In late 1992, the Company initiated a pilot program with IE designed to reduce the Company's need to carry inventory of product available through IE. Under this program, IE configures product sold by the Company and ships it directly to the Company's customer, diminishing the Company's need to carry that inventory. This program also decreases the time between order and delivery to the customer. The Company expanded this program, called CustomerCare Direct, so that most of its sales offices were on this system by year end 1994 and intends that all sales offices will be using this system by June, 1995. The Company utilized this program for approximately 50% of its total sales in 1994. Although there have been difficulties in IE's implementation of this program which continued throughout 1994 and delayed this program's expansion to the entire Company, the Company and IE believe these difficulties can be resolved during 1995. As a result of these implementation difficulties, the Company continued to incur certain additional inventory carrying, configuration and shipping costs during 1994.

     The Company's cost for products purchased from IE depends upon the success of IE's negotiations with the product manufacturers. Certain of the Company's competitors, depending upon size and volume of purchases, may be able to purchase products directly from manufacturers at prices lower than those paid by the Company to IE and may be able to reflect such lower costs in lower prices to their customers. However, as described above, the Company's marketing strategy and its ability to generate sales revenue, is not primarily price-oriented. The Company's ability to obtain these products on a timely basis could also be affected by adverse developments relating to IE.

     The Company's current arrangements with Apple, COMPAQ, Hewlett-Packard, IBM and other major manufacturers generally provide protection to the Company against declines in the dealer list price of microcomputers and related products in the Company's inventory. These arrangements typically take the form of a cash payment or a credit against purchases in an amount equal to the difference between the price actually paid by the Company for its inventory of that manufacturer's products and the new dealer list price. In addition, such arrangements generally permit the return of inventory upon payment of a restocking fee. Each of the foregoing arrangements may be discontinued or varied, at the manufacturer's option, at any time.

     The Company's manufacturers permit the Company to pass through to its customers all warranties and return policies applicable to the manufacturer's products. The Company is reimbursed by the manufacturers for warranty work done for its customers. All service work after the expiration of the warranty period is at the customer's expense. In late 1993 and early 1994, the Company entered an alliance with the Hewlett-Packard Company called FutureConnection. Through this program, Hewlett-Packard provided certain warranty and most out of warranty service directly to the Company's customers. This program was discontinued in early 1995 as the Company concluded it would be more advantageous for it and its customers for the Company to again directly provide maintenance and repair services. The Company has established its Technology Deployment and Service Group which provides maintenance and repair services to customers.

     Software and other related products are purchased from numerous industry suppliers. As is customary in the industry, the Company does not have any long-term agreements or commitments with these suppliers, because competitive sources of supply are generally available for such products.

Competition

     The microcomputer market is highly competitive. The Company is in direct competition with local, regional and national resellers of microcomputer products and services as well as firms offering information technology implementation consulting services. In addition, the Company faces competition from microcomputer manufacturers that sell their products through direct sales forces and from distributors that emphasize mail order and telemarketing. New developments in distribution, such as the introduction of computer superstores and increased direct sales by manufacturers to end users, have also increased competition. Depending on the customer, the principal areas of competition may include price, post-sales technical support and service, availability of inventory, delivery of product and breadth of product line. Some of the Company's competitors on the regional and national level have greater financial and marketing resources than the Company. Although the Company believes its prices and delivery terms are competitive, certain competitors offer more aggressive hardware pricing to their customers.

     Heightened price competition among hardware manufacturers has resulted in declining gross margins for many microcomputer resellers including the Company. The Company will continue to rely on its purchasing power and the sale of higher margin services through its Professional Services Organization to combat these competitive pressures.

Seasonality

     Due primarily to the buying patterns of its commercial customers, the Company's sales tend to be highest in the fourth quarter of the calendar year.

Employees

     On February 28, 1995, the Company had 1,465 employees. Among them are 426 marketing representatives, 629 in the Professional Services Group, 71 in distribution and 339 in management and administration. None of the employees is represented by a union, and the Company considers employee relations to be excellent.

Trademarks and Service Marks

     The Company has the following trademarks or service marks registered in either the United States Patent and Trademark Office or in a state: "The Future Now, Inc."; "Future Connection" (application pending); "FutureFile" (application pending); "FutureCare" (application pending); and "Power By the Hour" (application pending). The Company holds no patents.
                            ________________________

     The following trademarks or trade names are used in this Report to identify the entities claiming the marks and names of their products: "Apple" for Apple Computer, Inc.; "AT&T" for AT&T Corp.; "Banyan" for Banyan Systems Incorporated; "COMPAQ" for Compaq Computer Corporation; " Dell" for Dell Computer Corporation, "Hewlett-Packard" for Hewlett-Packard Company; "IBM" for International Business Machines Corporation; "Microsoft" for Microsoft Corporation; "Novell" for Novell Inc.; "Sun" for Sun Microsystems, Inc. and "Digital" for Digital Equipment Corporation.

Item 2.
                                   PROPERTIES

     It is the Company's policy to lease rather than own its sales and corporate offices and to locate its sales offices in office park and corporate center facilities. These leases provide for annual base rentals ranging from $59,105 to $418,400 during 1995 and their initial terms expire from May, 1995 through December 31, 2003. In general, the Company's leases require it to pay annual base rent in monthly installments and to pay its proportionate share of taxes, common area expenses, insurance and related costs. See Note 10 of Notes to Consolidated Financial Statements.

Item 3.
                               LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or of which any of its property is the subject.

Item 4.
              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     There were no matters submitted to a vote of the Company's security holders during the fourth quarter of its 1994 fiscal year.

                                    PART II
Item 5.
               MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS

     The Company's common stock is traded in the over-the-counter market on the National Association of Securities Dealers, Inc. Automated Quotation National Market System ("NASDAQ/NMS") under the symbol "FNOW". The approximate number of record-holders of the Company's common stock at January 31, 1995 was 180.

     The following table sets forth, for the quarters of 1994 and 1993 indicated, the high and low sales prices for the Company's common stock; as reported on the NASDAQ/NMS:

                                 1994                           1993
                           ----------------             --------------------
                            High        Low              High           Low
                            -----       ---              ----           ---
First quarter             $16.875     $13.00           $15.25         $11.25
Second quarter             16.00        9.75            14.25           9.25
Third quarter              10.25        6.00            13.25           9.00
Fourth quarter              9.50        4.50            14.50          10.75



     On February 28, 1995, the closing price per share of the Company's common stock as reported on the NASDAQ/NMS was $6.00. The Company intends to retain any earnings for future use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

Item 6.
                            SELECTED FINANCIAL DATA

     The following data have been derived from the Company's Consolidated Financial Statements and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Report.

                                                             At or For Year Ended December 31,
                                           ----------------------------------------------------------------------
                                              1994           1993           1992          1991           1990
                                           -----------    -----------   -----------    -----------    -----------
                                                      (in thousands, except share and per share data)
Statement of Operations Data:
Revenue:
  Sales-Equipment and Supplies ........   $   682,638    $   599,151    $  283,202    $   113,174    $    69,994
  Sales-Software ......................        53,683         45,654        33,201         14,926          7,126
  Services Income .....................        59,415         34,470        14,900          6,037          3,474
  Repair Services .....................            --         22,559        11,697          4,589          2,597
                                          -----------    -----------   -----------    -----------    -----------
                                              795,736        701,834       343,000        138,726         83,191
Cost of Sales .........................       678,790        588,345       283,066        113,594         68,094
                                          -----------    -----------   -----------    -----------    -----------
  Gross Profit ........................       116,946        113,489        59,934         25,132         15,097
                                          -----------    -----------   -----------    -----------    -----------
Operating Expenses:
  Selling .............................        34,117         32,050        19,366          7,548          4,568
  Service .............................        39,454         30,919        13,371          4,865          2,417
  Warehouse ...........................         2,482          2,064         1,545            612            401
  General and Administrative ..........        42,316         29,053        14,837          6,396          3,995
  Restructuring .......................        33,000             --            --             --             --
  Goodwill Impairment .................         6,985             --            --             --             --
                                          -----------    -----------   -----------    -----------    -----------
                                              158,354         94,086        49,119         19,421         11,381
                                          -----------    -----------   -----------    -----------    -----------
  Income (Loss) From Operations .......       (41,408)        19,403        10,815          5,711          3,716
Other Income (Expense):
  Interest ............................        (8,319)        (3,554)       (1,505)          (614)        (1,063)
  Gain on Sale of Branches to
   Intelligent Electronics, Inc. ......         2,472             --            --             --             --
                                          -----------    -----------   -----------    -----------    -----------
                                               (5,847)        (3,554)       (1,505)          (614)        (1,063)
                                          -----------    -----------   -----------    -----------    -----------
Income (Loss) Before Income
  Taxes (Benefit) .....................       (47,255)        15,849         9,310          5,097          2,653
Income Taxes (Benefit) (1) ............        (2,267)         6,546         3,601          2,092          1,027
                                          -----------    -----------   -----------    -----------    -----------
  Net Income (Loss) ...................   $   (44,988)   $     9,303    $    5,709    $     3,005    $     1,626
                                          ===========    ===========   ===========    ===========    ===========
Earnings (Loss) Per Share .............   $     (5.96)   $      1.40    $     1.27    $      1.01    $       .70
Weighted Average Number of
  Common Shares Outstanding ...........     7,548,721      6,649,391     4,497,205      2,969,622      2,313,611

Balance Sheet Data:
Working Capital .......................   $   (11,886)   $    91,699    $   51,433    $    13,231    $     7,318
Total Assets ..........................   $   229,377    $   290,559    $  145,650    $    52,954    $    29,511
Total Debt (2) ........................   $    41,175    $    75,987    $   34,119    $     9,812    $     8,733
Total Shareholders' Equity ............   $    33,289    $    77,759    $   42,838    $    20,592    $     5,598
Cash Dividends Declared Per Share .....   $        --    $        --    $       --    $       .40    $       .61

(1) The Company, with the consent of its shareholders, elected to be taxed as an S Corporation under the provisions of Section 1362 of the Internal Revenue Code until the date of the initial public offering (June 28, 1991). An S Corporation's shareholders are personally liable to pay taxes on their proportionate share of the corporation's Federal and state taxable income. For purposes of this presentation, Federal and state income taxes have been calculated at an effective rate of approximately 39% as if the Company were a C Corporation under provisions of the Internal Revenue Code for all periods prior to June 28, 1991.

(2)  Total Long-Term Debt, including Current Portion, plus Short-Term Debt.

     The Company's financial position and results of operations have been significantly affected by the initial acquisition of the business and assets of its predecessor in December 1988, subsequent acquisitions in May 1989 (Indianapolis); January 1990 (Louisville); September 1990 (Ft. Wayne); November 1990 (a second Cincinnati operation); May 1991 (Dayton); July 1991 (a second Louisville operation); November 1991 (Cleveland, Lexington, Moline/Davenport); December 1991 (Little Rock, Memphis); January 1992 (Milwaukee); July 1992 (Boston, Dallas, Los Angeles, Nashville, New York City, Pittsburgh, San Francisco, St. Louis, Washington, D.C.); January 1993 (a second Dallas operation, Houston); August 1993 (two additional operations in the Los Angeles area); September 1993 (complementary operations in Cleveland, Dayton, Columbus, New York, Dallas and Pittsburgh; Atlanta, Raleigh, Kansas City, Detroit); and the Company's initial public offering of common shares in June 1991 and secondary offering in March 1993 (see Notes 4 and 5 of Notes to Consolidated Financial Statements) and by the restructuring in 1994 discussed in Note 2 of Notes to Consolidated Financial Statements and the goodwill impairment in 1994 discussed in Note 9 of Notes to Consolidated Financial Statements.

Item 7.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Restructuring Charge and Goodwill Impairment

     Charges for restructuring of $33.0 million and goodwill impairment of $7.0 million significantly impacted results of operations for the year ended December 31, 1994. See Notes 2 and 9 of Notes to Consolidated Financial Statements.

Results of Operations

     Results of operations for the year ended December 31, 1994 were significantly impacted by the acquisition in September 1993 of Basicomputer Corporation and by the restructuring charge and goodwill impairment discussed above. Results of operations for periods beginning January 1, 1995 will be significantly impacted by the sale of branches to Intelligent Electronics, Inc. ("IE"). Further, the Company signed a letter of intent on March 6, 1995 to merge with IE. See Notes 3 and 13 of Notes to Consolidated Financial Statements.

Year Ended December 31, 1994 Compared with Year Ended December 31, 1993

     Revenue increased $93.9 million, or 13.4%, in 1994 as compared with 1993, which principally resulted from acquisitions during 1993 that were included for a full year in 1994. In general, growth was generated by an increase in volume, which more than offset a general decline in the prices of the Company's products, and its growth in the professional services business.

     Equipment and supplies revenue as a percentage of total revenue increased to 85.8% in 1994 as compared with 85.4% in 1993. Software revenue as a percentage of total revenue increased to 6.7% in 1994 as compared with 6.5% in 1993. Because the gross margins generally are smaller on sales of equipment, supplies and software than are margins on sales of professional services, management generally views increases in the percentage of total revenue generated by these products to be unfavorable.

     Services income increased to 7.5% of total revenue during 1994 as compared with 4.9% (excluding repair services) during 1993. "Services income" is defined by the Company as revenue derived from: (i) commissions earned on the sale of maintenance contracts; (ii) product installation; (iii) systems networking; (iv) training; and (v) product rental. The Company emphasized the marketing of professional services beginning in early 1993 and believes that its marketing efforts are resulting in the growth in professional services revenue.

     Due to margin pressures associated with repair services in late 1993, the Company formed an alliance with the Hewlett-Packard Company wherein the Hewlett-Packard Company provided hardware repair service for the Company's clients in 1994. Accordingly, the Company had no repair services revenue in 1994. Effective January 1, 1995, the Company terminated its arrangement with the Hewlett-Packard Company and began providing hardware repair services for its clients. The Company formed the Service Group section of the Technology Deployment and Service Group to provide such services. The Service Group is operating under a newly formed management team and has purchased software to assist in the management of the repair services business. Arrangements have been made with a parts supplier to provide the repair parts used in the repair service work, thereby eliminating the need for the Company to carry parts inventory.

     Gross profit as a percentage of total revenue decreased to 14.7% for 1994 as compared with 16.2% for 1993. The Company's gross margin decline resulted primarily from a decline in margin on equipment and supplies in 1994 compared with 1993 in response to competitive pressures as well as specific price pressures as a result of various sales channels available today. In addition, charges of $3.0 million were recorded by the Company in the second quarter of 1994 to increase the inventory obsolescence allowance and record the sale of obsolete inventory from certain branches that were closed in the second quarter.

     Selling expenses as a percentage of total revenue decreased to 4.3% for 1994 as compared with 4.6% for 1993. This decrease in percentage of total revenue is due to the realization of planned volume increases without a corresponding increase in staffing.

     Service expenses as a percentage of total revenue increased to 5.0% in 1994 as compared with 4.4% in 1993. The increase resulted from the continued implementation of planned staff increases in order to focus on the increased demand for professional services in the business, professional, governmental, and educational markets.

     General and administrative expenses increased as a percentage of total revenue to 5.3% during 1994 as compared with 4.1% during 1993. Marketing rebates, which are reported as reductions in general and administrative expenses, totalled 1.1% of revenue in 1994 as compared with 1.3% for 1993. In general, levels of marketing rebates are declining and will continue to be affected by the nature and timing of vendor programs and by the Company's effective utilization of such programs. General and administrative expenses before reduction for marketing rebates were 6.4% of revenue in 1994 and 5.4% in 1993. General and administrative expenses in 1994 include $1.0 million for certain promotional activities designed to enhance the Company's relations with its various constituencies. As a result of the acquisitions in late 1993 and overall growth of the business, the Company incurred certain additional general and administrative expenses in the following categories: administrative salaries, $3.2 million; employee benefits, $2.1 million; property taxes, $1.6 million; travel, $1.0 million; and professional fees, $0.7 million. The costs associated with administrative salaries and employee benefits are expected to be reduced as the Company centralizes its billing, purchasing and credit and collections functions. Additionally, charges totalling $1.0 million were recorded by the Company to increase the allowance for receivables for locations closed during the second quarter of 1994.

     Interest expense more than doubled in 1994 to $8.3 million from $3.6 million in 1993. The increase resulted from increased debt required by the Company to finance growth from its acquisitions and increased level of operations. The Company incurred interest of $1.1 million on floorplanned inventory purchases in 1994 compared with such interest of $0.1 million incurred in 1993. Further, rising interest rates throughout 1994 caused interest expense to increase over 1993.

Year Ended December 31, 1993 Compared with Year Ended December 31, 1992

     Revenue increased $358.8 million, or 104.6%, in 1993 as compared with 1992. Sales growth in locations owned by the Company for all of 1993 and 1992 was 18% with remaining growth due to acquisitions in 1993 and 1992. The internal growth was generated by an increase in volume, which more than offset a general decline in the prices of the Company's products.

     Equipment and supplies revenue as a percentage of total revenue increased to 85.4% in 1993 as compared with 82.6% in 1992. This increase was principally due to the addition of the companies acquired in 1992 and in 1993, which proportionately sold more equipment than software and services, as compared with locations operated by the Company during both years. For locations operated by the Company in both years, sales of equipment and supplies decreased slightly to 81.1% of total revenue in 1993 from 81.3% of total revenue in 1992. Because the gross margins generally are smaller on sales of equipment and supplies than are margins on sales of services, management generally views increases in the percentage of total revenue generated by these products to be unfavorable.

     Software revenue as a percentage of total revenue decreased to 6.5% in 1993 as compared with 9.7% in 1992. The decrease was due principally to the percentage decline in software sales in locations operated by the Company during both years. Software sales as a percentage of total revenue in locations acquired in 1992 and 1993 increased to 3.3% in 1993 from 2.3% in 1992.

     Services income and repair services revenue together increased to 8.1% of total revenue during 1993 as compared with 7.8% during 1992. "Services" were defined by the Company as revenue derived from: (i) maintenance contracts; (ii) product installation; (iii) systems networking; (iv) training; (v) product rental; and (vi) commissions from manufacturers for sales to certain schools, hospitals and governmental agencies. The increase in the percent of services revenue to total revenue in 1993 compared with 1992 was due to an increase in such percentage in branches owned by the Company in both 1993 and 1992. The acquisitions in late 1992 and in 1993 derive a proportionately smaller percentage of their total revenue from services and the percentage of services revenue to their total revenue remained constant in 1993 and 1992. In late 1993, the Company formed an alliance with the Hewlett-Packard Company wherein the Hewlett-Packard Company provided certain hardware repair service for the Company's clients in 1994.

     Gross profit as a percentage of total revenue decreased to 16.2% for 1993 as compared with 17.5% for 1992. The Company's gross margin decline resulted primarily from a decline in margin on equipment and supplies in 1993 compared with 1992.

     Selling expenses as a percentage of total revenue decreased to 4.6% for 1993 as compared with 5.6% for 1992. This decrease in percentage of total revenue is due to the realization of planned volume increases without a corresponding increase in staffing.

     Service expenses as a percentage of total revenue increased to 4.4% in 1993 as compared with 3.9% in 1992. The increase resulted principally from a significant investment made by the Company to build its Professional Services Organization.

     General and administrative expenses decreased slightly as a percentage of total revenue to 4.1% during 1993 as compared with 4.3% during 1992. Efficiencies achieved by the Company in its administrative functions were principally responsible for the overall decrease. This decrease was partially offset by the decline in marketing rebates. Marketing rebates, which are reported as reductions in general and administrative expenses, totaled 1.3% of revenue in 1993 as compared with 1.6% for 1992. Levels of marketing rebates will continue to be affected by the nature and timing of vendor programs and by the Company's effective utilization of such programs.

     Interest expense more than doubled in 1993 to $3.6 million from $1.5 million in 1992. The increase resulted principally from increased debt required by the Company to finance its acquisitions in 1992 and 1993.

Liquidity and Capital Resources

     The Company's liquidity and capital resources have been significantly impacted by acquisitions for the periods presented, particularly the acquisitions in August 1993 of Premium Computer Corporate Center and in September 1993 of Basicomputer Corporation.

     The Company's financing is provided through a Secured Credit Agreement ("Agreement") with certain banks and other financing agreements with third parties to finance the Company's inventories. As of December 31, 1994, the Agreement permits borrowing of up to $85.0 million payable in full in September 1996 with interest rates varying based on the prime rate offered by the agent bank plus 1 1/4%. The provisions of the Agreement contain various restrictive covenants with respect to the attainment of various financial objectives. As a result of the restructuring charge, the Company failed to comply with certain of these covenants as of June 30, 1994, September 30, 1994 and December 31, 1994. Effective July 8, 1994, an initial amendment to the Agreement waived the Company's requirement to achieve these covenants through September 30, 1994. Subsequent amendments extended the waiver until July 31, 1995. The Company must complete its merger with IE, secure new financing, or obtain a further waiver of these covenants prior to July 31, 1995. The Company expects that there will no longer be a need for this financing when the merger with IE is consummated. If the merger is not consummated, the Company must renegotiate its current financing or obtain new financing. The maximum level of borrowing under this Agreement was reduced from $85.0 million ($95.0 million from January 19, 1994 through March 31, 1994) to $70.0 million effective January 1, 1995 as specified under a waiver of financial covenants and as a result of the sale of certain branch assets to IE. See Note 3 of Notes to Consolidated Financial Statements.

     During the year ended December 31, 1994, the borrowings under the Agreement ranged from $39.9 million to $93.7 million and averaged $78.9 million outstanding. Borrowings vary based on seasonal needs and typically are higher during the Company's first quarter due to increased levels of accounts receivable resulting from the seasonally higher sales activity of the previous fourth quarter. Advances against this Agreement are based on the Company's trade receivables and are subject to eligibility requirements contained within the Agreement.

     In order to reduce its outstanding debt and increase liquidity, the Company sold certain assets to IE which provided $34.2 million in proceeds in December 1994 and an additional $5.0 million in proceeds in January 1995. The proceeds were used primarily to reduce borrowings under the Company's Agreement. See Note 3 of Notes to Consolidated Financial Statements.

     The Company has taken additional steps to increase liquidity by use of IE's CustomerCare Direct program. Under this program, the Company's need to carry inventory is significantly reduced as product is shipped directly from IE's warehouse to the customer's location, thereby eliminating the Company's need to warehouse such product.

     The Company's inventories are financed, in part, by secured credit agreements with third parties. Such agreements entitle the Company to finance up to $105.0 million of inventories as of December 31, 1994 on an interest free basis, for periods ranging from 30 to 45 days. Further, to maintain this level of third party inventory financing, IE guarantees up to $20.0 million on one of these agreements. The amounts outstanding under these agreements totalled $88.9 million and $69.6 million as of December 31, 1994 and 1993, respectively. One of these agreements contains restrictive covenants with respect to the attainment of various financial objectives. The Company failed to comply with certain of these covenants as of June 30, 1994, September 30, 1994, and December 31, 1994. The Company has obtained amendments to the agreement waiving the attainment of the financial objectives until July 31, 1995. The Company must renegotiate and reset these covenants or obtain a further waiver of these covenants prior to July 31, 1995. Management believes it can successfully renegotiate these covenants or obtain further waivers by July 31, 1995, if necessary.

     During the year ended December 31, 1993, the Company was party to two separate Secured Credit Agreements with certain banks. The first Secured Credit Agreement allowed for borrowings up to $50.0 million through September 8, 1993 and the second Secured Credit Agreement allowed for borrowings up to $85.0 million from September 9, 1993 forward. During 1993, outstanding borrowings under these Secured Credit Agreements ranged from $23.3 million to $83.9 million and averaged $48.9 million. The average balance outstanding under the second Secured Credit Agreement increased substantially after September 9, 1993 due to the acquisition of Basicomputer Corporation.

     In March 1993, the Company received net proceeds of $16.7 million from its public offering of 1,467,500 common shares. The proceeds were applied to indebtedness under the Company's Secured Credit Agreement. In October 1993, the Company sold 681,447 of its common shares to IE at $12.8375 per share. Proceeds to the Company were $8.7 million and were applied to indebtedness under the Company's Secured Credit Agreement.

     Capital expenditures totalled $3.3 million and $4.0 million, respectively, for the years 1994 and 1993. Capital expenditures are limited by the Secured Credit Agreement to $4.0 million per year for the years 1994, 1995 and 1996.

Item 8.
                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS
                                  AND SCHEDULE


                                                                                                  Page Number
Description                                                                                     In This Report
- - - -----------                                                                                     --------------

               Financial Statements
               --------------------
Independent Auditors' Report - KPMG Peat Marwick LLP                                                   19

Consolidated Balance Sheets at December 31, 1994 and 1993                                              20

Consolidated Statements of Operations for the Years Ended December 31, 1994, 1993,
  and 1992                                                                                             21

Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
  1994, 1993 and 1992                                                                                  22

Consolidated Statements of Cash Flows for the Years Ended December 31, 1994,
  1993 and 1992                                                                                        23

Notes to Consolidated Financial Statements                                                             24


               Schedule
               --------
Schedule II - Valuation and Qualifying Accounts                                                        37


                               QUARTERLY RESULTS

     The following table sets forth certain unaudited results of each of the eight quarters in the two years ended December 31, 1994. The results for any quarter are not necessarily indicative of the results for any future period. This information is unaudited, but in the opinion of management includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. This information should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Report.



                                                                         Three Months Ended
                                    --------------------------------------------------------------------------------------------
                                   Mar. 31,    June 30,    Sept. 30,    Dec. 31,    Mar. 31,    June 30,    Sept. 30,   Dec. 31,
                                     1994       1994         1994         1994        1993        1993         1993       1993
                                 ----------  ----------    ----------   ---------   ---------   ---------   ---------   ---------
                                                            (in thousands except share and per share data)
Revenue ........................ $  193,688  $  204,583    $ 189,758    $  207,707  $ 136,573   $ 159,906   $ 176,035   $ 229,320
Cost of Sales ..................    164,686     181,167      158,410       174,527    114,406     134,913     148,474     190,552
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------
 Gross Profit ..................     29,002      23,416       31,348        33,180     22,167      24,993      27,561      38,768
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------


Operating Expenses:

 Selling .......................      8,343       9,208        8,260         8,306      6,937       7,608       8,033       9,472
 Service .......................      7,087       8,986       10,474        12,907      5,283       6,281       8,498      10,857
 Warehouse .....................        874         721          644           242        480         419         508         657
 General and Administration ....      9,430      11,757        9,024        12,106      5,997       6,629       6,267      10,160
 Restructuring .................       --        33,000         --            --         --          --           --         --
 Goodwill Impairment............       --        6,985          --            --         --          --           --         --
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------
                                     25,734      70,657       28,402        33,561     18,697      20,937      23,306      31,146
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------
 Income (Loss) From Operation ..      3,268     (47,241)       2,946         (381)      3,470       4,056       4,255       7,622
Other Income (Expense):
 Interest .......................    (1,501)     (2,227)      (2,008)      (2,583)       (614)       (529)       (843)     (1,568)
 Gain on Sale of Branches to
  Intelligent Electronics, Inc..       --          --           --           2,472       --         --           --         --
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------
                                     (1,501)     (2,227)      (2,008)        (111)       (614)       (529)       (843)     (1,568)
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------
Income (Loss) Before Income
  Taxes (Benefit) ..............      1,767     (49,468)         938         (492)      2,856       3,527       3,412       6,054
Income Taxes (Benefit)..........        744      (3,111)         100           --       1,171       1,454       1,310       2,611
                                 ----------  ----------    ---------    ----------  ---------   ---------   ---------   ---------
 Net Income (Loss).............. $    1,023  $  (46,357)   $     838    $    (492)  $   1,685   $   2,073   $   2,102   $   3,443
                                 ==========  ==========    =========    ==========  =========   =========   =========   =========
Earnings (Loss) Per Share ...... $      .14  $    (6.14)   $     .11    $    (.06)  $     .30   $     .30   $     .31   $     .47
Weighted Average Number of
 Common Shares Outstanding......  7,554,367   7,555,100    7,564,916     7,581,586  5,555,061   6,802,605   6,820,652   7,379,876


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
THE FUTURE NOW, INC.:


We have audited the accompanying consolidated balance sheets of The Future Now, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as of and for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Future Now, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            KPMG Peat Marwick LLP


Cincinnati, Ohio
March 23, 1995

                              THE FUTURE NOW, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                   December 31,
                                                                      ---------------------------------------
                                                                             1994                   1993
                                                                      ---------------         --------------
                                     ASSETS
        Current Assets
         Receivables:
             Trade ...........................................         $  98,451,119          $  157,690,943
             Due from Intelligent Electronics, Inc ...........            19,579,190               1,708,122
             Other ...........................................            19,143,376               8,476,452
                                                                      --------------          --------------
                                                                         137,173,685             167,875,517
             Allowance .......................................            (1,437,412)             (1,117,941)
                                                                      --------------          --------------
                                                                         135,736,273             166,757,576
         Inventories .........................................            44,075,416              54,649,992
         Prepayments and Other ...............................             1,565,688               2,442,331
                                                                      --------------          --------------
             Total Current Assets ............................           181,377,377             223,849,899
                                                                      --------------          --------------
        Property and Equipment ...............................            14,884,796              11,282,958
         Accumulated Depreciation ............................            (3,849,482)             (3,130,581)
                                                                      --------------          --------------
                      Property and Equipment, Net ............            11,035,314               8,152,377
                                                                      --------------          --------------
        Intangible Assets, Net ...............................            32,681,359              48,950,786
        Long-Term Receivable, Net of Current Portion .........                    --               8,169,314
        Other Assets .........................................             4,283,055               1,436,351
                                                                      --------------          --------------
        Total Assets .........................................         $ 229,377,105          $  290,558,727
                                                                      ==============          ==============

                         LIABILITIES AND SHAREHOLDERS' EQUITY

        Current Liabilities
         Short-Term Debt .....................................         $  39,927,060                      --
         Current Portion of Long-Term Debt ...................               687,964                 588,897
         Accounts Payable (net of receivable from
          Intelligent Electronics, Inc. for returned
          product of $6.3 million and $3.6 as of
          December 31, 1994 and 1993, respectively) ..........           129,893,674             113,143,956
         Accrued Expenses ....................................            20,964,525              17,756,615
         Deferred Income and Other ...........................             1,789,909                 660,968
                                                                      --------------          --------------
                     Total Current Liabilities ...............           193,263,132             132,150,436
                                                                      --------------          --------------
     Long-Term Liabilities
        Long-Term Debt .......................................               560,275              75,397,856
        Deferred Income Taxes ................................                    --               5,251,187
        Other ................................................             2,264,284                      --
                                                                      --------------          --------------
                     Total Long-Term Liabilities .............             2,824,559              80,649,043
                                                                      --------------          --------------
    Shareholders' Equity
        Common Stock-no par value-20,000,000 shares
         authorized; 7,578,566 shares issued and
         outstanding in 1994 and 7,473,666 shares in 1993 ....            58,215,267              57,697,549
        Retained Earnings (Accumulated Deficit) ..............           (24,925,853)             20,061,699
                                                                      --------------          --------------
                     Total Shareholders' Equity ..............            33,289,414              77,759,248
                                                                      --------------          --------------
    Total Liabilities and Shareholders' Equity ...............         $ 229,377,105          $  290,558,727
                                                                      ==============          ==============

            See accompanying notes to consolidated financial statements.

                              THE FUTURE NOW, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        Year Ended December 31,
                                                                    -------------------------------------------------------
                                                                         1994                1993                 1992
                                                                    --------------      --------------       --------------
Revenue
    Sales-Equipment and Supplies .............................      $  682,637,970      $  599,151,597       $  283,201,725
    Sales-Software ...........................................          53,683,668          45,653,742           33,201,185
    Services Income ..........................................          59,414,683          34,470,370           14,899,885
    Repair Services ..........................................                 --           22,558,519           11,696,835
                                                                    --------------      --------------       --------------
                                                                       795,736,321         701,834,228          342,999,630
                                                                    --------------      --------------       --------------
Cost of Sales
    Equipment and Supplies (including approximately
     $548.1 million, $388.1 million and $172.9 million
     purchased from Intelligent Electronics, Inc. in
     1994, 1993 and 1992, respectively) ......................         626,447,257         541,253,012          249,260,398

    Other (including approximately $28.9 million,
     $20.4 million and $9.1 million purchased from Intelligent
     Electronics, Inc. in 1994, 1993 and 1992, respectively) .          52,343,241          47,092,571           33,805,654
                                                                    --------------      --------------       --------------
                                                                       678,790,498         588,345,583          283,066,052
                                                                    --------------      --------------       --------------
Gross Profit .................................................         116,945,823         113,488,645           59,933,578
                                                                    --------------      --------------       --------------
Operating Expenses
    Selling ..................................................          34,117,129          32,050,079           19,365,927
    Service ..................................................          39,454,411          30,919,338           13,371,262
    Warehouse ................................................           2,481,685           2,063,706            1,545,001
    General and Administrative ...............................          42,316,030          29,052,686           14,836,472
    Restructuring ............................................          33,000,000                  --                   --
    Goodwill Impairment ......................................           6,984,642                  --                   --
                                                                    --------------      --------------       --------------
                                                                       158,353,897          94,085,809           49,118,662
                                                                    --------------      --------------       --------------
    Income (Loss) From Operations ............................        (41,408,074)          19,402,836           10,814,916
Other Income (Expense):
    Interest .................................................         (8,319,160)          (3,554,255           (1,505,330)
    Gain on Sale of Branches to Intelligent
     Electronics, Inc. .......................................           2,472,271                  --                   --
                                                                    --------------      --------------       --------------
                                                                       (5,846,889)          (3,554,255)          (1,505,330)
                                                                    --------------      --------------       --------------
    Income (Loss) Before Income Taxes (Benefit) ..............        (47,254,963)          15,848,581            9,309,586
Income Taxes (Benefit) .......................................         (2,267,411)           6,546,000            3,601,000
                                                                    --------------      --------------       --------------
    Net Income (Loss) ........................................      $ (44,987,552)      $    9,302,581       $    5,708,586
                                                                    ==============      ==============       ==============

Weighted Average Shares Outstanding ..........................           7,548,721           6,649,391            4,497,205
                                                                    ==============      ==============       ==============
Earnings (Loss) Per Share ....................................      $       (5.96)      $         1.40       $         1.27
                                                                    ==============      ==============       ==============
              See accompanying notes to consolidated financial statements.




                               THE FUTURE NOW, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                      Retained
                                                                          Common Stock                 Earnings
                                                                ------------------------------      (Accumulated
                                                                   Shares           Amount             Deficit)
                                                                -----------     ---------------     -------------
Balance-December 31, 1991 ..............................         3,614,717      $ 15,541,857        $  5,050,532

   Acquisition of Businesses:
     Company Center Division of Intelligent Electronics,
      Inc ..............................................         1,638,377        16,383,770                  --
     Evergreen Systems, Inc. ...........................            15,000           153,750                  --
   Net Income ..........................................                --                --           5,708,586
                                                              ------------      ------------        ------------
Balance-December 31, 1992 ..............................         5,268,094        32,079,377          10,759,118
   Public Offering .....................................         1,467,500        16,698,649                  --
   Private Offering to Intelligent Electronics, Inc. ...           681,447         8,748,076                  --
   Restricted Stock, Net of Unearned Compensation ......            35,000            56,875                  --
   Exercise of Warrants ................................            21,625           114,572                  --
   Net Income ..........................................                --                --           9,302,581
                                                              ------------      ------------        ------------
Balance-December 31, 1993 ..............................         7,473,666        57,697,549          20,061,699
   Restricted Stock, Net of Unearned Compensation ......            40,000           222,639                  --
   Exercise of Warrants:
     Intelligent Electronics, Inc. .....................            24,200            99,468                  --
     Other .............................................            41,200           203,041                  --
   Treasury Stock ......................................              (500)           (7,430)                 --
   Net Loss ............................................                --                --         (44,987,552)
                                                              ------------      ------------        ------------
Balance-December 31, 1994 ..............................         7,578,566      $ 58,215,267        $(24,925,853)
                                                              ============      ============        ============

         See accompanying notes to consolidated financial statements.

                              THE FUTURE NOW, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Year Ended December 31,
                                                                         --------------------------------------------------------
                                                                              1994                 1993                 1992
                                                                         --------------       --------------       --------------
Cash Flows from Operating Activities
     Receipts from Customers .......................................      $ 853,034,759       $  626,911,397       $  294,722,915
     Payments to Suppliers and Employees ...........................       (843,516,984)        (635,614,811)        (293,179,366)
     Income Taxes Refunded (Paid) ..................................          1,577,271           (1,413,885)          (2,819,608)
     Interest Paid .................................................         (7,255,553)          (3,439,030)          (1,166,950)
                                                                         --------------       --------------       --------------
           Net Cash Provided (Used) by Operating Activities ........          3,839,493          (13,556,329)          (2,443,009)
                                                                         --------------       --------------       --------------
Cash Flows from Investing Activities
     Acquisitions of Businesses, Net of Cash Acquired ..............           (636,999)         (31,574,500)         (21,576,078)
     Purchases of Property and Equipment ...........................         (3,253,618)          (3,978,426)            (968,610)
     Sales of Property and Equipment ...............................            405,800              120,393               44,016
     Proceeds from Sale of Branches to Intelligent Electronics, Inc.         34,161,696                   --                   --
                                                                         --------------       --------------       --------------
           Net Cash Provided (Used) by Investing Activities ........         30,676,879          (35,432,533)         (22,500,672)
                                                                         --------------       --------------       --------------
Cash Flows from Financing Activities
     Stock Offerings, Net of Expenses ..............................                 --           25,446,725                   --
     Borrowings (Repayments), Net ..................................        (34,811,451)          23,427,565           24,046,467
     Proceeds from Exercise of Stock Options and Warrants ..........            295,079              114,572                   --
                                                                         --------------       --------------       --------------
           Net Cash Provided (Used) by Financing Activities ........        (34,516,372)          48,988,862           24,046,467
                                                                         --------------       --------------       --------------
Net Decrease in Cash ...............................................                 --                   --             (897,214)
     Cash-beginning of year ........................................                 --                   --              897,214
                                                                         --------------       --------------       --------------
     Cash-end of year ..............................................                 --                   --                   --
                                                                         ==============       ==============       ==============

Reconciliation of Net Income (Loss) to Net Cash
 Provided (Used) by Operating Activities
     Net Income (Loss) .............................................      $ (44,987,552)      $    9,302,581       $    5,708,586
     Adjustments to Reconcile Net Income (Loss) to Net
      Cash Provided (Used) by Operating Activities:
           Restructuring ...........................................         33,000,000                   --                   --
           Goodwill Impairment .....................................          6,984,642                   --                   --
           Depreciation and Amortization ...........................          4,529,767            4,361,708            2,235,219
           Deferred Income Taxes ...................................         (3,651,411)           6,946,000            2,089,000
           Provision for Loss on Inventories .......................          2,500,000                   --                   --
           Provision for Loss on Receivables .......................          2,219,184              801,516              270,831
           Gain on Sale of Branches to Intelligent
            Electronics, Inc. ......................................         (2,472,271)                  --                   --
         Changes in Assets and Liabilities (Net of Effects
           of Acquisitions, Restructuring and Sale of Branches
           to Intelligent Electronics, Inc.):
           Decrease (Increase) in:
                  Receivables ......................................         18,836,598          (41,379,969)         (17,266,792)
                  Inventories ......................................        (21,644,690)         (19,142,716)         (10,815,846)
                  Prepayments and Other ............................           (579,207)             377,782             (762,576)
                  Other Assets .....................................            197,890             (803,917)          (1,169,212)
           Increase (Decrease) in:
                  Accounts Payable and Accrued Expenses ............          7,561,822           26,143,806           17,756,432
                  Deferred Income and Other ........................          1,344,721             (163,120)            (488,651)
                                                                         --------------       --------------       --------------
Net Cash Provided (Used) by Operating Activities ...................      $   3,839,493       $  (13,556,329)      $   (2,443,009)
                                                                         ==============       ==============       ==============

                See accompanying notes to consolidated financial statements.

                              THE FUTURE NOW, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1-Significant Transactions and Summary of Significant Accounting Policies

     Significant transactions affecting THE FUTURE NOW, INC. (the "Company") and its consolidated financial statements include the following:

     * Execution in March 1995 of a letter of intent for the Company to merge with Intelligent Electronics, Inc. ("IE") (a related party, see Note
        13).

     * Sale in 1994 of certain branch assets to IE and recognition of gain on sale (see Note 3).

     * Restructuring (see Note 2) and write-off of impaired goodwill in 1994 (see Note 9).

     *  Acquisitions in 1993 and 1992 (see Note 5).

     The significant accounting policies and practices followed by the Company are as follows:

     Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All material intercompany transactions and balances have been eliminated from the consolidated financial statements.

     Description of Business - The Company sells, installs and services microcomputers, UNIX workstations, turnkey local and wide area network systems, computer software and peripheral products for business, professional, educational and governmental customers. The Company also offers a wide range of sophisticated customer support and consulting services. The Company currently operates 19 branch sales offices in 13 states with corporate headquarters in Cincinnati, Ohio. The Company also manages five branch offices and two satellite offices in six other states under a management agreement with IE. The Company does not maintain any retail facilities.

     Inventories - Inventories are stated at the lower of cost or market value. Cost is determined on a first-in, first-out (FIFO) basis.

     Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Charges for repairs and maintenance are expensed as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation is provided on a straight-line basis over the estimated useful lives of the depreciable assets, principally three to seven years.

     Intangible Assets - Intangible assets, composed principally of goodwill, are stated at amortized cost. Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

     Noncompete Agreements - Material noncompete agreements entered into by the Company in connection with business acquisitions are included in Other Assets, are stated at amortized cost and are amortized on a straight-line basis over the terms of the noncompete agreements (3 to 5 years). For the years ended December 31, 1993 and 1992, amortization of such noncompete agreements amounted to $462,000 and $580,000, respectively. As of December 31, 1993, all noncompete agreements had been fully amortized.

     Revenue Recognition - Revenue from product sales is recognized at the time of shipment to the customer. Revenue associated with maintenance service contracts is recorded ratably over the service period of the contract. Costs of maintenance service contracts are recorded when incurred. Rental income is recognized as it is earned. Revenue from professional service contracts is recognized as services are provided to the customer on a percentage-of-completion basis.

     Return Policy - Company policy specifies that returns from customers are authorized for items that have been misshipped or are defective upon arrival at customer site. Return authorizations must be requested by the client within 30 days of the invoice date. Defective products are repaired or replaced at the Company's option. Credit is issued after the Company has received and reviewed the returned product.

     Manufacturers' Incentive Programs - The Company receives manufacturer incentive funds to perform certain training, advertising and other market development activities. Revenue associated with these funds is recorded as a reduction of general and administrative expenses.

     Income Taxes - Prior to 1992, income taxes were recognized during the year in which transactions entered into the determination of financial statement income, with deferred taxes being provided for timing differences.

     Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," was issued by the Financial Accounting Standards Board ("FASB") in February 1992. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting of income taxes. Under the asset and liability method, a deferred income tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Under SFAS No. 109, the measurement of current and deferred tax liabilities is based on provisions of the enacted tax law. The Company elected to adopt SFAS No. 109 in 1992 and has reported the cumulative effect, which was not material, of the change in method of accounting for income taxes as of the beginning of 1992 in the provision for income taxes in the consolidated statement of operations for the year ended December 31, 1992.

     Earnings (Loss) Per Share - Earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock and common stock equivalents outstanding during each period.

     Reclassifications-Certain amounts in the 1993 and 1992 consolidated financial statements have been reclassified to conform to the 1994 presentation.

Note 2-Restructuring Charge

     Effective second quarter 1994, the Company adopted a definitive plan for a company-wide restructuring, including the closing and consolidation of duplicate facilities in areas where the Company has made acquisitions. The Company will close or consolidate its 23 branch warehouses by June 30, 1995 as the CustomerCare Direct program, which decreases the Company's need to maintain inventory, is fully implemented. Under the CustomerCare Direct program, IE configures product sold by the Company and ships it directly to the Company's clients, thereby eliminating the Company's need to carry that inventory. In connection with the restructuring, the Company consolidated or closed offices in six geographic areas, including the consolidation of the Company's three Southern California offices into one operation, and its two facilities into one in each of the New York, Northeast Ohio and Dallas markets. The Company took these actions to integrate and consolidate the 15 companies it has acquired over the past five years. As a part of this restructuring, the Company will centralize certain of its operations and has reorganized management to continue its emphasis on higher margin professional services. Professional services will continue to be the principal focus of the Company's strategy.

     The restructuring resulted in a charge of $33.0 million against second quarter results. During 1994, the Company closed or consolidated 13 branch warehouses in various geographic locations and utilized the restructuring reserves in the following amounts:


                                                                       Utilized to
                                                        Reclass-        Offset
                                                       ification       Expenses
                                                       to Other           in        Payment of
                                         Reserve        Balance        Statement      Other                    Reserve
                                        June 30,        Sheet              of        Restruct-                December
                                          1994         Accounts       Operations    ing Costs    Transfers    31, 1994
                                        --------       --------       ----------    ---------    ---------   ----------
                                                                     (in millions)
Provision for loss on
 disposition of inventory .............  $ 14.5           (7.5)        (3.5)           --           2.7          6.2
Closure of warehouse facilities .......     7.6            --           (.9)           --          (2.7)         4.0
Goodwill related to closed locations ..     5.0           (5.0)          --            --            --           --
Personnel separation costs ............     3.1            --          (1.1)          (.6)           --          1.4
Other..................................     2.8            (.6)          --          (1.0)           --          1.2
                                         ------          ------        ----         -----          ----         ----
       Total ..........................  $ 33.0          (13.1)        (5.5)         (1.6)           --         12.8
                                         ======          ======        ====         =====          ====         ====

     The restructuring charge related to the provision for loss on disposition of inventory represents anticipated losses on the sale of inventory after the branches' closure date and restocking fees associated with the Company's return of inventory to its vendors. Reserves reclassified to other balance sheet accounts of $7.5 million were principally comprised of the following:

     * $2.8 million transferred to reduce the carrying value of assets received in exchange for certain of the Company's inventories.

     * $4.1 million transferred to reduce property and equipment in conjunction with the reclassification of its demonstration and trial assets.

     Inventory reserves of $2.8 million were utilized to offset costs related to the bulk disposal of inventories. In addition, reserves of $0.7 million were utilized to offset restocking fees related to the bulk return of inventories to certain of the Company's vendors.

     Reserves of $2.7 million principally related to future minimum lease payments for the five branches sold to IE (see Note 3) were transferred to the reserve for inventories. As further discussed in Note 3, IE assumed all future lease obligations related to these branches. Management determined that the reclassification was necessary based on the amount and age of the remaining inventories subject to the Company's restructuring actions.

     The restructuring charge related to the closure of warehouse facilities includes $5.5 million of future minimum lease payments, net of $1.4 million of estimated sublease revenue, from each warehouse closure date through the remaining lease period. The charge for closure of warehouse facilities also includes $2.1 million for anticipated costs for the disposal of warehouse equipment and other warehouse assets. Reserves of $0.9 million were utilized principally to offset costs related to minimum lease payments, net of sublease receipts, from each warehouse closure date through December 31, 1994.

     The restructuring charge related to goodwill resulted from the write-off of the net unamortized balance of goodwill associated with the closure of branch locations in four markets which the Company no longer intends to serve.

     The restructuring charge related to personnel separation costs principally consists of severance costs associated with terminated warehouse and administrative personnel. At the beginning of the restructuring, the Company intended to reduce its workforce on a company-wide basis by approximately 190 employees, or 14% of the total. Reserves of $1.1 million were utilized principally to offset personnel separation and other transition costs associated with terminated warehouse and administrative employees. Approximately 120 warehouse and administrative employees have been terminated as of December 31, 1994. Reserves of $0.6 million were utilized to offset other personnel separation costs that would not have been incurred by the Company absent its restructuring actions.

     The restructuring charge of other costs principally relates to expenses that have no future economic benefit to the Company. Reserves of $0.6 million were utilized to write-off deferred loan fees existing as of June 30, 1994 as the restructuring actions required the Company to renegotiate its long-term credit facility. Reserves of $1.0 million were utilized to offset other restructuring charges, including professional fees and other expenses that would not have been incurred by the Company absent its restructuring actions.

     In total, the restructuring charge of $33.0 million includes $22.4 million of non-cash write downs of recorded assets and $10.6 million of cash which will be funded through normal operations for each of the years as follows:

                                                            Cash
                                                           Outflow
Year Ended December 31,                                  (in millions)
- - - -----------------------                                  -----------
       1994 (actual)                                       $  3.5
       1995                                                   4.8
       1996                                                    .7
       1997                                                    .4
     Thereafter                                               1.2
                                                            ------
                                                            $10.6
                                                            ======

     In addition, the Company expects future operating costs to be incurred related to the restructuring that are not included in the restructuring charge. These costs include anticipated enhancements to the management information system of $1.6 million and bank charges of $0.5 million.

     The 1994 charges against the restructuring reserve represent $3.5 million of cash outflow and $16.7 million of non-cash charges. At December 31, 1994, $3.5 million of the projected total cash requirement had been paid by the Company, with $4.4 million remaining as a current accrued expense, $2.3 million as a non-current accrued expense and $0.4 million in inventory reserves for restocking fee payments. Other reductions in operating expenses of approximately $800,000 related to reductions in personnel, lease and amortization expenses and are reflected in the results of operations for 1994.

     Management believes that the restructuring actions being taken will enhance the Company's ability to compete effectively through the professional services oriented business strategy. However, competition in this industry is significant and is dependent upon a number of factors which may be beyond the Company's control, such as general economic conditions, hardware and software margins, demand for professional services and various other industry pressures. A significant deterioration in anticipated levels of business or a significant decline in margin could require the Company to make additional adjustments to its expense structure, including additional restructuring actions.

Note 3-Sale of Branches to Intelligent Electronics, Inc.

     On December 30, 1994, the Company sold certain assets of five branch locations to IE for approximately $34.2 million in cash received on December 30, 1994 and $5.0 million received January 9, 1995 (see Note 6). The cash was used to reduce the Company's debt. The five branch locations serve the Boston, New York City, Orange County, San Francisco and Baltimore/Washington, D.C. metropolitan areas. A gain on the sale of these branches of approximately $2.5 million was recognized in the Consolidated Statement of Operations for the year ended December 31, 1994.

     The Asset Purchase Agreements ("Agreements") provided for IE's purchase of $23.0 million of receivables, $5.0 million of inventory, and $3.0 million of fixed assets. IE assumed the future lease obligations for each branch location. The Company wrote-off $4.4 million of goodwill associated with these branches and adjusted certain other assets and liabilities by approximately $1.5 million as a result of the sale of the branches. The Agreements provide that title to all trade receivables of the branches sold, in the aggregate amount of $34.1 million, shall transfer to IE at December 30, 1994. The Agreements further provide that IE must remit to the Company all cash receipts on such receivables in excess of the first $23.0 million collected. Accordingly, at December 31, 1994 the Company has recorded a receivable due from IE in the amount of $11.1 million for the trade receivables in excess of $23.0 million. Any losses due to uncollectibility of such trade receivables will be borne by the Company and have been considered in establishing the allowance for receivables at December 31, 1994.

     The transaction also includes a Management Agreement which provides for the Company to manage these facilities for IE and retain its employees at these locations. All direct expenses of these branches will be paid by IE and certain indirect costs will be reimbursed each month by IE in the amount of $20,000 per branch. Additionally, the Management Agreement contains an incentive compensation arrangement whereby IE shall pay incentive compensation to the Company based upon the future operating results of the branches.

     The following table sets forth for the periods indicated the revenue and income from operations of the branches sold reflected in the Company's Consolidated Statements of Operations (in thousands):

                                         Years Ended           Six Months Ended
                                         December 31,             December 31,
                                   -----------------------     ----------------
                                     1994          1993(1)         1992(2)
                                   --------       --------         -------
Revenue                            $184,554       $167,943         $49,130
Income from Operations Before
 Allocation of Corporate
 Overhead........................       992(3)       2,132             880


(1)  The Orange County location was acquired August 1993 (see Note 5).

(2) The Boston, New York City, Washington, D.C. and San Francisco locations were acquired July 1992 from IE (see Note 5).

(3)  Excludes goodwill impairment related to New York branch (see Note 9).

Note 4-Common Stock Transactions

     On June 12, 1992, the Company's shareholders approved an increase in the authorized shares of common stock from 5,000,000 to 20,000,000.

     In March 1993, the Company sold 1,467,500 shares of its common stock, at $12.375 per share, in a public offering. Net proceeds from the sale after underwriting discount and offering expenses of $1.5 million ($.996 per share) were $16.7 million ($11.379 per share). The proceeds from the offering were applied to the indebtedness under the Company's Secured Credit Agreement.

     In October 1993, the Company sold 681,447 shares of its common stock, at $12.8375 per share, to IE resulting in proceeds to the Company of $8.7 million. IE is the Company's largest shareholder, having acquired 31.1% (1,638,377 shares) of the Company's total outstanding stock in July 1992 in exchange for IE's computer reselling operation. With the Company's public offering in March 1993, IE's ownership percentage decreased to 24.3%. IE increased its ownership percentage to 31.1% with the October 1993 purchase. IE is also the Company's largest vendor (see Note 13).

Note 5-Acquisitions

     Following is a summary of the Company's business acquisitions made since January 1, 1992. See Note 13 for discussion of the related party relationship created by the acquisition of the Company Center Division ("CCD") of IE.


          Company/Location                     Date of Acquisition      Consideration Paid
          ----------------                     -------------------      -------------------
      Basicomputer Corporation                 September 1993            $12.0 million in cash
       Akron, Ohio
       Atlanta, Georgia
       Columbus, Ohio
       Dayton, Ohio
       Detroit, Michigan
       Kansas City, Kansas
       White Plains, New York
       Pittsburgh, Pennsylvania
       Raleigh, North Carolina
       Dallas, Texas

      Premium Computer Corporate Center        August 1993               $1.0 million in cash plus up to
       Colton, California                                                $1.5 million in contingent payments
       Irvine, California
       Direct Computer Corporation             January 1993              $1.1 million in cash
      Direct Technology Corporation
      Dallas and Houston, Texas

      CCD                                     July 1992                 $16.4 million in common
       Boston, Massachusetts                                            stock of the Company
       Dallas, Texas
       Los Angeles, California
       Nashville, Tennessee
       New York, New York
       Pittsburgh, Pennsylvania
       St. Louis, Missouri
       San Francisco, California
        Washington, D.C.

       Evergreen Systems, Inc.                January 1992              $0.8 million in cash and
        Milwaukee, Wisconsin                                            $0.2 million in common
                                                                        stock of the Company

     Consideration paid includes cash paid and stock issued to the owners of the businesses acquired. The Company also assumed current and long-term liabilities totalling $0.8 million in 1994, $56.6 million in 1993 and $22.8 million in 1992 in connection with these acquisitions. Consideration paid does not include cash used in 1992, and classified as an investing activity in the Company's consolidated statement of cash flows, of $15.5 million expended to retire CCD's obligations to IE, principally for product inventory. The "investing" portion of these payments represents the amount paid to IE in excess of what could be financed through the Company's inventory financing.

     The acquisitions have been accounted for as purchases and, accordingly, the results of operations of the companies have been included in the Company's consolidated financial statements since the dates of acquisition. The Company recorded cost in excess of net assets acquired of $1.4 million, $29.1 million and $17.9 million in connection with these acquisitions during 1994, 1993 and 1992, respectively, which is being amortized on a straight-line basis over 20 years. Certain of the purchase agreements provide for additional payments for noncompete agreements totalling $1.0 million, of which $0.5 million was paid in 1994 and $0.5 million is to be paid in 1995.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and the businesses acquired in 1993 and 1992 as though these acquisitions had actually been made as of the beginning of 1993 and as of the beginning of 1992, after giving effect to certain adjustments, including certain adjustments of assets of businesses acquired to fair values and liabilities to settlement amounts, elimination of duplicate facilities and functions, amortization of goodwill, additional interest expense, reductions in the cost of sales actually achieved as a result of the Company's increased purchasing levels, and related income tax effects. No adjustments have been made to reflect reductions in any other expenses or from any other economies of scale which may have resulted from the combinations had they taken place at the beginning of each of the respective years. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the companies constituted a single entity during such periods.

                                                                Years Ended
                                                                December 31,
                                                       -------------------------
                                                          1993            1992
                                                       ---------       ---------
                                                       (in thousands, except per
                                                              share data)
Revenue............................................     $852,171       $656,645
Net Income.........................................        9,200          9,066
Earnings Per Share.................................        $1.23          $1.21



     Pro forma financial information for the year ended December 31, 1994 is not presented because the acquired entities are included in the historical financial statements of the Company for the entire period.

Note 6-Receivables

Receivables due from IE consist of the following:
                                              December 31,        December 31,
                                                   1994               1993
                                             -------------       -------------
Sale of Branches to IE (see Note 3):
    Inventory ......................          $ 4,981,704                  --
    Receivables ....................           11,142,629                  --
Rebates and Price Protection .......            3,454,857           1,708,122
                                              -----------         -----------
                                              $19,579,190         $ 1,708,122
                                              ===========         ===========

     At December 31, 1993, a receivable of $11.0 million was due from the Hewlett-Packard Company; $2.8 million of such receivable was included in Other Receivables and $8.2 million was shown as Long-Term Receivable on the Consolidated Balance Sheet. This receivable arose from the sale by the Company in late 1993 of the Company's service contract base and repair parts inventory in connection with an alliance formed by the Company with the Hewlett-Packard Company to provide hardware repair services to the Company's clients. At December 31, 1994, $4.9 million remained of the total of such receivable which is included in Other Receivables. Effective January 1, 1995, the Company negotiated the return of the service contract base and repair services from Hewlett-Packard. Also, at December 31, 1994, Other Receivables include $6.0 due from an insurance carrier principally related to a fire at one of the Company's warehouses.

     No individual customer accounted for more than 10% of the Company's sales during 1994, 1993 or 1992.

Note 7-Inventories

     Inventories consist of items held for resale and for rental and are composed of the following:

                                                 December 31,      December 31,
                                                     1994              1993
                                                -------------     -------------
Equipment Held for Resale..........             $  50,161,456     $  57,280,865
Rental Equipment ..................                 1,424,357         3,858,601
                                                -------------     -------------
                                                   51,585,813        61,139,466
Allowance .........................                (7,510,397)       (6,489,474)
                                                -------------     -------------
          Total ...................             $  44,075,416     $  54,649,992
                                                =============     =============

Note 8-Property and Equipment

                                                December 31, 1994                           December 31, 1993
                                        --------------------------------              ------------------------------
                                                            Accumulated                                 Accumulated
                                           Cost             Depreciation                 Cost           Depreciation
                                        ----------          ------------              ----------        ------------
Office Equipment.................      $11,847,996           $2,614,874               $9,303,580         $2,330,200
Computer Software................        1,686,228              687,971                  908,040            400,621
Equipment Under Capital Leases...        1,023,775              380,483                  814,826            258,772
Vehicles and Other...............          326,797              166,154                  256,512            140,988
                                       -----------          -----------             ------------         ----------
                                       $14,884,796           $3,849,482              $11,282,958         $3,130,581
                                       ===========          ===========             ============         ==========

Note 9-Intangible Assets and Goodwill Impairment

                                                December 31, 1994                            December 31, 1993
                                        --------------------------------            ------------------------------
                                                            Accumulated                                Accumulated
                                           Cost             Depreciation               Cost            Depreciation
                                        ----------          ------------            -----------        ------------
Goodwill.........................      $36,414,933           $3,733,574             $51,785,397         $2,842,178
Organization Costs...............               --                   --                 328,779            321,212
                                       -----------           ----------             -----------         ----------
                                       $36,414,933           $3,733,574             $52,114,176         $3,163,390
                                       ===========          ===========             ===========         ==========

     During 1994, the unamortized balance of goodwill decreased $15.4 million due primarily to the write-off of impaired goodwill and the sale of five branches to IE. During 1993, goodwill increased $29.1 million due to the acquisitions discussed in Note 5. Amortization of goodwill and organization costs totalled $2.5 million for 1994, $2.0 million for 1993 and $0.7 million for 1992.

     The Company determined in the second quarter of 1994 that the New York branch's undiscounted future operating cash flows as adjusted for expected savings from the Company's restructuring actions would not support future recovery of the recorded unamortized goodwill balance of $7.0 million at June 30, 1994. This forecast indicated that cumulative negative results of operations and use of operating cash over the remaining 18 year life is expected to approximate $11.5 million and $2.6 million, respectively. These losses and use of cash principally result from the extremely competitive environment resulting in lower margins and the increased operating costs associated with this location as compared to other locations of the Company. Accordingly, the Company expensed its remaining unamortized goodwill balance for this branch in the second quarter of 1994.

Note 10-Debt and Lease Obligations

                                                                                          December 31,        December 31,
                                                                                             1994                1993
                                                                                         ------------        -------------
              Secured Credit Agreement............................................        $       --        $ 74,649,213
              Obligations Under Capital Leases....................................           478,215             469,217
              Other...............................................................           770,024             868,323
                                                                                          ----------        ------------
                                                                                           1,248,239          75,986,753
              Less Current Portion................................................           687,964             588,897
                                                                                          ----------        ------------
                                                                                          $  560,275        $ 75,397,856
                                                                                          ==========        ============

     As of December 31, 1994, the Company was party to a Secured Credit Agreement ("Agreement") with certain banks. This revolving credit facility permits borrowing of up to $85.0 with interest rates varying based on the prime rate (8.50% at December 31, 1994) offered by the agent plus 1 1/4% and is payable in full in September 1996. Advances against this Agreement are based on the Company's trade receivables and are subject to eligibility requirements contained within the Agreement. The outstanding balance on this Agreement as of December 31, 1994 was $39.9 million with an eligibility of $67.4 million. Collateral pledged for this Agreement includes all of the Company's assets with the exception of inventory, which is pledged as security to the third party inventory finance companies. The provisions of the facility contain various restrictive covenants with respect to the maintenance of minimum tangible net worth, restrictions on fixed asset additions, restrictions on fixed charges, maintenance of a minimum current ratio, and restrictions on certain additional indebtedness. As a result of the restructuring charge during the second quarter of 1994, the Company failed to comply with several of the financial covenants required under the Agreement.

     Effective July 8, 1994, an initial amendment to the Agreement waived until September 30, 1994 any default which occurred on June 30, 1994 as a result of the Company's failure to comply with these covenants. Subsequent amendments extended the waiver until July 31, 1995. The Company must complete its merger with IE, secure new financing, or obtain a further waiver of these covenants prior to July 31, 1995. The Company expects that there will no longer be a need for this financing when the merger with IE described in Note 13 is consummated.

     The maximum level of borrowing under this Agreement was reduced from $85.0 million to $70.0 million effective January 1, 1995 as specified under a waiver of financial covenants and as a result of the sale of certain assets to IE (see
Note 3).

     During the year ended December 31, 1994, the outstanding borrowings under the Agreement ranged from $39.9 million to $93.7 million and averaged $78.9 million. Borrowings vary based on seasonal needs and typically are higher during the Company's first quarter due to increased levels of accounts receivable resulting from the seasonally higher sales activity of the previous fourth quarter.

     As of December 31, 1993, the Secured Credit Agreement permitted borrowing of up to $85.0 million ($95.0 million from January 19, 1994 to March 31, 1994) with interest rates varying based on the prime rate offered by the agent bank up to a maximum of prime (6% at December 31, 1993) plus 1 1/4%.

     During the year ended December 31, 1993, the Company was party to two separate Secured Credit Agreements with certain banks. The first Secured Credit Agreement allowed for borrowings up to $50.0 million through September 8, 1993 and the second Secured Credit Agreement allowed for borrowings up to $85.0 million from September 9, 1993 forward. During 1993, outstanding borrowings under these Secured Credit Agreements ranged from $23.3 million to $83.9 million and averaged $48.9 million. The average balance outstanding under the second Secured Credit Agreement increased substantially after September 9, 1993 due to the acquisition of Basicomputer Corporation.

     Aggregate payments of long-term debt, excluding capital lease obligations, after December 31, 1994 are as follows:

              Year Ending:
                  December 31, 1995............................................................     $429,121
                  December 31, 1996............................................................      249,593
                  December 31, 1997............................................................       18,146
                  December 31, 1998............................................................       20,047
                  December 31, 1999 and thereafter.............................................       53,117

     The Company has agreements with third parties principally to finance certain of its inventory purchases from IE as of December 31, 1994 and 1993. Under these credit agreements, the Company may purchase up to $105.0 million and $95.0 million, respectively, of inventories with extended payment terms. Such agreements generally are secured by inventories and, in certain instances, the proceeds related thereto, and may be terminated immediately upon default by the Company or otherwise within 60 to 90 days by either the third party or the Company. Further, to maintain this level of third party inventory financing, IE guarantees up to $20.0 million on one of these agreements. One of these agreements contains various restrictive covenants with respect to the maintenance of a minimum level of tangible net worth and subordinated debt, maintenance of a minimum current ratio, maintenance of a minimum ratio of debt to tangible net worth and a prohibition against the payment of dividends. The Company failed to comply with certain of these covenants as of June 30, 1994, September 30, 1994 and December 31, 1994. The Company has obtained amendments to the agreement waiving the attainment of the financial objectives until July 31, 1995. The Company must complete its merger with IE, renegotiate and reset these covenants or obtain a further waiver of these covenants prior to July 31, 1995. As of December 31, 1993, all such covenants were met. The amounts outstanding under these agreements are included in accounts payable and totalled $88.9 million and $69.6 million as of December 31, 1994 and 1993, respectively. If principal payments on these payables are made on a timely basis, no interest accrues. Interest payments to these third party finance companies were $1.1 million, $0.1 million and $0.1 million, respectively, for the years 1994, 1993 and 1992.

     The Company leases office space and equipment under operating leases and certain other equipment under capital leases. Future minimum payments under noncancelable leases with initial or remaining terms in excess of one year as of December 31, 1994 are as follows:

                                                                                    Capital         Operating
                                                                                    Leases           Leases
                                                                                  ----------     -------------
              Year Ending:
                  December 31, 1995.............................................  $  284,334     $   8,777,237
                  December 31, 1996.............................................     120,114         8,554,289
                  December 31, 1997.............................................      92,958         6,276,887
                  December 31, 1998.............................................      12,777         2,562,344
                  December 31, 1999.............................................       8,113         2,336,254
                  Thereafter....................................................          --         4,718,928
                                                                                  ----------      ------------
              Total Minimum Lease Payments......................................     518,296      $ 33,225,939
                                                                                                  ============
              Less Amount Representing Interest.................................      40,081
                                                                                  ----------
              Present Value of Net Minimum Lease Payments.......................  $  478,215
                                                                                  ==========

     Rent expense totalled $6,703,000 in 1994, $4,630,000 in 1993 and $2,654,000
in 1992.

Note 11-Income Taxes

     As discussed in Note 1, the Company adopted SFAS No. 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes is not material and is included in the provision for income taxes for the year ended December 31, 1992.

     Income taxes for the years ended December 31 consist of the following:

                                                                       1994            1993              1992
                                                                   -------------    ----------       -----------
              Current:
                  Federal (Benefit).............................   $     984,000    $(1,100,000)       $  924,000
                  State and Local...............................         400,000        700,000           588,000
              Deferred (Benefit)................................      (3,651,411)     6,946,000         2,089,000
                                                                    ------------     ----------        ----------
                                                                    $ (2,267,411)   $ 6,546,000        $3,601,000
                                                                    ============    ===========        ==========

     A reconciliation of the Company's effective income tax rate and the statutory federal income tax rate is as follows for the years ended December 31:

                                                                                     1994           1993         1992
                                                                                    --------        ------       ------
              Statutory U.S. Federal Tax Rate...................................    (35%)           34%         34%
              Valuation Allowance...............................................     14             --          --
              Goodwill Write-off................................................     12             --          --
              Amortization of Intangibles.......................................      2              3           2
              State and Local Income Taxes, Net of Federal Benefit                    1              5           5
              Other, Net........................................................      1             (1)         (2)
                                                                                    ----           ----        ----
                                                                                     (5%)           41%         39%
                                                                                   ====           ====        ====

     Deferred tax expense for the years ended December 31 consists of the following:


                                                                         1994          1993           1992
                                                                       -------       -------        -------
              Charge in lieu of taxes resulting from the initial
                  recognition of acquired tax benefits that are
                  allocated to reduce goodwill related to the
                  acquired entities.............................     $        --     $3,935,000    $1,943,000
              Other.............................................      (3,651,411)     3,011,000       146,000
                                                                     -----------     ----------    ----------
                                                                     $(3,651,411)    $6,946,000    $2,089,000
                                                                     ===========     ==========    ==========

     As of December 31, 1994 and 1993, the total of all deferred tax liabilities, consisting principally of acquisition related intangibles and property and equipment, approximated $8.8 million and $5.3 million, respectively. The total of all deferred tax assets, consisting principally of inventory valuation reserves, allowance for doubtful accounts, accruals and net operating loss carryforwards, approximated $15.3 million and $1.6 million, respectively. As of December 31, 1994, a valuation allowance has been provided for the entire net deferred tax asset of $6.5 million. Management has determined that sufficient evidence does not currently exist to support a more likely than not criterion that sufficient taxable income is expected to be available in future years or through carryback to realize the tax benefit.

     At December 31, 1994, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $11.0 million which are available to offset future Federal taxable income, if any, through 2009.

Note 12-Deferred Compensation Plan, Stock Warrants and Stock Option Plans

     The Company has a 401(k) plan for all employees meeting minimum age and service requirements. Employees may elect to defer a portion of their salaries, subject to percentage and dollar limits. The Company has agreed to contribute 20% of the first 5% of compensation deferred by the employee, subject to a limit of 1% of eligible employee compensation.

     Additional contributions may be made at the discretion of the Board of Directors. Employees' rights to employer contributions vest ratably over a five-year period. Employer contributions to this plan totalled $266,000 in 1994, $305,000 in 1993 and $140,000 in 1992.

     The Company has two stock option plans, a 1991 and a 1994 Plan, which provide for options to be granted to full time management of the Company. The 1991 Plan, as amended, provides for the granting of options to purchase 510,000 shares of common stock of the Company and the 1994 Plan provides for the granting of options to purchase 750,000 shares of common stock of the Company. Both plans provide for the purchase of common stock at the market value at date of grant. All options become exercisable in increments of 20% on the first anniversary date of the date of the grant and 80% in equal installments beginning six months after the first anniversary date of the original date of grant. At December 31, 1994, options for 222,000 shares were exercisable.

     Changes in options outstanding under the two plans are as follows:

                                                                           Number                  Exercise
                                                                          of Shares                 Price
                                                                          ---------               ----------
     Outstanding, December 31, 1991                                        175,000                  $10.50

     Granted............................................                   155,000               10.75 to 11.88
     Exercised..........................................                        --                     --
     Cancelled..........................................                        --                     --
                                                                          --------
     Outstanding, December 31, 1992                                        330,000               10.50 to 11.88

     Granted............................................                   174,000                9.75 to 11.75
     Exercised..........................................                    (3,900)              10.50 to 11.88
     Cancelled..........................................                   (20,400)               9.75 to 11.88
                                                                         ---------
     Outstanding, December 31, 1993                                        479,700                9.75 to 11.88

     Granted............................................                   197,000                8.50 to 12.25
     Exercised..........................................                        --                     --
     Cancelled..........................................                   (21,200)               9.75 to 11.50
                                                                          --------
     Outstanding, December 31, 1994                                        655,500                8.50 to 12.25
                                                                          ========


     Included in the 1994 grant of 197,000 shares are 40,000 restricted shares and included in the 1993 grant of 174,000 options are 35,000 restricted shares which were granted to certain employees. The market value of shares awarded of $490,000 in 1994 and $341,000 in 1993 has been recorded net of unearned compensation as a component of shareholders' equity. Unearned compensation is being amortized to expense over the three year vesting period.

     Effective June 1991, the Company adopted The Future Now, Inc. 1991 Director Stock Option Plan (the "1991 Director Plan"). The maximum number of common shares reserved for issuance pursuant to grants under the 1991 Director Plan is 50,000 shares. The 1991 Director Plan provides that options may be granted to non-employee directors for the purchase of common stock at the market price at date of grant. All options are immediately exercisable. As of December 31, 1994, 8,000 options had been exercised and 5,000 options had lapsed. Options granted under the 1991 Director Plan are as follows:


                                                                         1994             1993             1992
                                                                        ------           ------           ------
         Number of options granted............................           5,000            8,000            8,000
         Exercise price.......................................          $12.25      $10.00 to $12.375     $11.88

     Warrants to purchase 184,498 shares of the Company's common stock were issued to IE in connection with the Company's purchase of CCD from IE on July 2, 1992 (see Note 13). The exercise price is equal to the exercise price of all other options and warrants outstanding on July 2, 1992. These warrants become exercisable as the options and warrants which were outstanding as of the acquisition date are exercised. In 1994, warrants were exercised by IE to purchase 24,200 shares of the Company's common stock at an aggregate price of $99,000. No warrants had been exercised as of December 31, 1993.

     As of January 1, 1992, 1991 and 1990, the Company issued warrants to purchase 18,375, 13,125 and 11,725 shares, respectively, of its common stock to certain individuals who were officers and/or directors during the years for which the warrants were issued. These warrants had exercise prices of $5.67, $2.40, and $.86 per share. The $5.67 and $2.40 warrants were exercised in 1994, and the $.86 warrants were exercised in 1993. In addition, on November 30, 1990, the Company issued warrants to purchase 17,500 shares of common stock to a related entity, of which warrants to purchase 2,100 shares of common stock were subsequently transferred to a shareholder and director for investment banking services rendered during 1990 and one-half of the remaining 15,400 shares were transferred to each of its two principals in November 1993. Warrants to purchase 7,700 shares were exercised in 1994. These warrants have an exercise price of $5.72 per share. The remaining warrants to purchase 9,800 shares expire on November 15, 1995.

Note 13-Subsequent Events and Other Related Party Transactions

     On March 6, 1995, the Company and IE signed a letter of intent for IE to acquire the outstanding stock of the Company. The acquisition will be a stock-for-stock, tax-free transaction. Based on the exchange ratio set forth in the letter of intent, Company shareholders will receive .6588 shares of IE stock in exchange for each share of the Company stock. The transaction is subject to the completion of due diligence, the execution of a definitive agreement and other customary conditions and approvals, including approval by the Company's shareholders.

     On December 30, 1994, the Company sold certain assets of five branch locations to IE (see Note 3).

     On July 2, 1992, in connection with the acquisition of CCD from IE, the Company issued 1,638,377 shares, or 31.1% of the Company's total outstanding stock, to IE. On that date, IE became a principal shareholder and, therefore, a related party.

     The Company is a party to franchise agreements with IE. Among other terms, these franchise agreements provide that the Company will purchase certain products, including IBM, Apple, Compaq and Hewlett-Packard, only from IE. These franchise agreements expire in either December 2000 or September 2003 and are renewable by the Company for an additional 10-year term under certain conditions. These agreements may be terminated by the franchisor upon the occurrence of certain events, including loss of certain vendor authorizations, financial impairment and failure to maintain operating standards. Upon termination, the Company would be bound by a noncompete agreement that states that the Company would not engage in a competing business with the franchisor for a six-month term, subject to certain product exclusions and the buyout provision noted in the following paragraph.

     The Company has the right to terminate the franchise agreements upon 90 days written notice and the payment of a termination fee equivalent to the markup on products purchased from the franchisor during the preceding twelve-month period. This fee shall not be less than $1.0 million, and would have been approximately $17.0 million as of December 31, 1994 ($10.5 million as of December 31, 1993). An additional payment of $0.5 million is required to release the Company from its noncompete clause in the franchise agreements. Payments by the Company during the years ended December 31, 1994, 1993 and the six months ended December 31, 1992 for purchases from IE aggregated approximately $580.0 million, $442.0 million and $114.0 million, respectively. In management's opinion, these franchise agreements permit the Company to more effectively manage its product inventories and receive certain other benefits. IE also serves as guarantor of up to $20.0 million of amounts owed by the Company to an inventory finance company (see Note 10).

     IE has the right to designate, so long as it beneficially owns at least 10% of the outstanding shares of the Company's Common Stock, one person to serve on the Board of Directors of the Company (and any Executive Committee of the Company). Since August 1994, IE has not designated a person to serve on the Board of Directors.

     The Company uses the services of a professional services firm in which a director is a principal. Fees paid to the related party's firm were $105,000 in 1994 and $25,000 in 1993. In addition, the Company uses the services of a law firm in which a director is a partner and paid such firm $220,000 in 1992.

Note 14-Supplemental Cash Flow Information

     The following are the non cash investing and financing activities for the years ended December 31:

                                                                             1994             1993               1992
                                                                         ----------       ------------       ------------
         Fair Value of Assets of Companies Acquired................      $1,436,999       $ 88,188,100       $ 60,875,795
         Cash Paid and Stock Issued................................        (636,999)       (31,574,500)       (38,113,598)
                                                                         ----------       ------------       ------------
         Liabilities Assumed.......................................      $  800,000       $ 56,613,600       $ 22,762,197
                                                                         ==========       ============       ============

     In 1993, in connection with the alliance formed by the Company with the Hewlett-Packard Company, the Company recorded current and long-term receivables aggregating approximately $11.0 million, and transferred service parts inventory and deferred service income and certain other assets and liabilities with a net carrying value of approximately $11.0 million to the Hewlett-Packard Company (See Note 6).

     In 1994, in connection with the sale of branches to IE, the Company recorded receivables due from IE in exchange for the Company's trade receivables and inventories in the amount of $11.1 million and $5.0 million, respectively.

Note 15-Contingencies

     The Company continuously evaluates contingencies based upon the best available evidence. Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable.

     Various suits and claims arising in the ordinary course of business are pending against the Company. In the opinion of management, these suits and claims are not reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company. However, management cannot predict the outcome of these suits and claims and any adverse findings may affect the results of operations in future reporting periods.

                              THE FUTURE NOW, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                    Balance at     Charged to     Charged to                           Balance at
                                                    Beginning      Costs and         Other                                End
                                                    of Period      Expenses        Accounts          Deductions         of Period
                                                  ------------   ------------     -----------       ------------      ------------
Year Ended December 31, 1992
  Allowance for Doubtful Accounts..............   $    285,000        270,831          175,524(1)         19,216(3)   $    712,139
  Inventory Valuation Reserve .................        996,433         49,575        1,452,871(1)        678,755(4)      1,820,124
                                                  ------------   ------------     ------------      ------------      ------------
                                                  $  1,281,433        320,406        1,628,395           697,971      $  2,532,263
                                                  ============   ============     ============      ============      ============

Year Ended December 31, 1993
  Allowance for Doubtful Accounts..............   $    712,139        801,516          978,735(2)      1,374,449(3)   $  1,117,941
  Inventory Valuation Reserve .................      1,820,124        214,654        4,454,696(1)             --         6,489,474
                                                  ------------   ------------     ------------      ------------      ------------
                                                  $  2,532,263      1,016,170        5,433,431         1,374,449      $  7,607,415
                                                  ============   ============     ============      ============      ============

Year Ended December 31, 1994
  Allowance for Doubtful Accounts..............   $  1,117,941      2,219,184               --         1,899,713(3)   $  1,437,412
  Inventory Valuation Reserve .................      6,489,474     19,730,044(5)            --        18,709,121(6)      7,510,397
                                                  ------------   ------------     ------------      ------------      ------------
                                                  $  7,607,415     21,949,228               --        20,608,834      $  8,947,809
                                                  ============   ============     ============      ============      ============


(1)  Valuation included in assets acquired in business acquisitions.

(2) Valuation included in assets acquired in business acquisitions and amounts established in connection with the Company's transfer of certain assets and liabilities to the Hewlett-Packard Company.

(3)  Accounts written off.

(4)  Specific inventory items written off or sold.

(5) Includes restructuring reserve of $17.2 million established in second quarter of 1994.

(6) Includes transfers of reserves from restructuring to other Balance Sheet accounts of $7.5 million.

Item 9.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE


None

                                    PART III

Item 10.
               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

              Name                Age             Position
              ----                ---             --------
     Joseph Beech III             49              Director
     James J. Dealy               59              Director
     William G. Kagler            62              Director
     Lewis E. Miller              41              President, Chief Operating
                                                   Officer and Director
     Timothy M. Mooney            47              Vice President, Treasurer
                                                   and Chief Financial Officer
     Norma Skoog                  44              Vice President, Secretary and
                                                   General Counsel
     Dennis J. Sullivan           63              Director
     Dudley S. Taft               54              Director
     Terry L. Theye               50              Chairman of the Board of
                                                   Directors and Chief Executive
                                                   Officer

     The Company's directors are elected at its Annual Meeting of Shareholders. Each director is elected for a term of one year or until his successor is duly elected and qualified. Officers serve at the discretion of the Company's Board of Directors, and are elected on an annual basis.

     The following is a brief summary of the business experience of each of the directors and executive officers of the Company:

     Mr. Beech was elected as a director of the Company in December, 1988. He was Secretary of the Company from December, 1988 to May, 1991. Since May 1, 1991, Mr. Beech has been a member of the law firm of Kohnen & Patton. Prior to that he was Vice President and General Counsel of Reynolds, DeWitt & Co., a Cincinnati-based investment banking firm, and Reynolds DeWitt Securities Company from 1981 through April, 1991. Mr. Beech is chair of the Audit Committee and a member of the Executive Committee.

     Mr. Dealy was elected as a director of the Company in December, 1988. He was Chairman of the Executive Committee from February 22, 1993 to May 25, 1994. Prior to that he was the Company's Chairman of the Board from December, 1988. Mr. Dealy also served as the Company's Chief Executive Officer during the second quarter of 1990. Mr. Dealy is a Vice President of Reynolds, DeWitt & Co., a Cincinnati-based investment banking firm and has been associated with the company or its affiliate Reynolds DeWitt Securities Company as a Vice President since 1986. Mr. Dealy is also a director and Chairman of the Board of Restaurant Management, Inc., a retail food franchisee based in Cincinnati and served as a director and President from 1988 through 1994. Mr. Dealy is also a director of Compania Boliviana De Energia Electrica, S.A.-Bolivian Power Company Limited, an electric utility company. Mr. Dealy is a member of the Audit Committee.

     Mr. Kagler was elected as a director of the Company in June, 1992. Mr. Kagler is the Chairman of the Executive Committee of the Board of Directors of Skyline Chili, Inc., a Cincinnati-based restaurant and frozen food firm. He has held that position since November 1, 1992. Previously, he served as President and Chief Executive Officer from 1989 to 1992. Mr. Kagler is also a director of Fifth Third Bancorp and Fifth Third Bank; Union Central Life Insurance Co.; and The Ryland Group, Inc. Mr. Kagler is chair of the Compensation Committee and a member of the Audit and Nominating Committees.

     Mr. Miller was elected President and Chief Operating Officer of the Company effective February 22, 1993. Prior to that he served as Executive Vice President and Senior Vice President. Mr. Miller has been with the Company since December, 1988 and was first elected a director in December, 1990. From 1985 to December, 1988, Mr. Miller was with the Company's predecessor business. Mr. Miller is a member of the Executive Committee.

     Mr. Mooney was elected Vice President, Treasurer and Chief Financial Officer of the Company effective August 29, 1994. Prior to that he served for six years as Senior Vice President and Chief Financial Officer of Hook-SupeRx, Inc., a Cincinnati-based retail drugstore chain. In addition, Mr. Mooney spent nearly 20 years with the Cincinnati office of the accounting firm of Coopers & Lybrand, where he was General Practice Partner.

     Ms. Skoog was elected Vice President, Secretary and General Counsel of the Company in June, 1992. She was Vice President and Secretary of The Kroger Co., a Cincinnati-based supermarket chain, from June, 1989 until May, 1992. From 1980 to June, 1989, Ms. Skoog held various positions in The Kroger Co.'s law department.

     Mr. Sullivan was elected as a director of the Company in June, 1993. Mr. Sullivan is an Executive Counselor at Dan Pinger Public Relations, Inc. Prior to that he was Executive Vice President and Chief Financial Officer of Cincinnati Bell, Inc., former President of Cincinnati Bell Telephone and served on the board of Cincinnati Bell, Inc. and Cincinnati Bell Telephone Company for ten years. Mr. Sullivan is also a director of Fifth Third Bancorp, Fifth Third Bank, Community Mutual Insurance and ACCESS Corporation. Mr. Sullivan is a member of the Compensation and Finance Committees.

     Mr. Taft was elected as a director of the Company in August, 1991. Mr. Taft is President and Chief Executive Officer of Taft Broadcasting Company. He has held that position since 1987. Mr. Taft is also a director of Fifth Third Bank; Cincinnati Gas and Electric Co.; Union Central Life Insurance Co.; and U.S. Playing Card Company. Mr. Taft is chair of the Finance Committee and a member of the Compensation and Nominating Committees.

     Mr. Theye was elected Chairman of the Board effective February 22, 1993. Prior to that, except for a brief period in 1990, he was President and Chief Executive Officer of the Company since December, 1988. From 1981 to December, 1988, Mr. Theye was with the Company's predecessor business. Mr. Theye is Chairman of the Executive Committee and a member of the Nominating Committee.

Item 11.
                             EXECUTIVE COMPENSATION

     The information required by this item is set forth in the section entitled "Executive Compensation" in the Company's proxy statement for its Annual Meeting to be held on or about May 25, 1995, which will be filed by the Company with the Securities and Exchange Commission, and is hereby incorporated by reference into this Form 10-K. In the event such proxy statement is not filed with the Commission by April 30, 1995, the Registrant will amend this annual report on Form 10-K to include the required items in Part III of this Report.

Item 12.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The information required by this item is set forth in the section entitled "Beneficial Ownership of the Company's Common Stock" in the Company's proxy statement for its Annual Meeting to be held on or about May 25, 1995, which will be filed by the Company with the Securities and Exchange Commission, and is hereby incorporated by reference into this Form 10-K. In the event such proxy statement is not filed with the Commission by April 30, 1995, the Registrant will amend this annual report on Form 10-K to include the required items in Part III of this Report.

Item 13.
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this item is set forth in the section entitled "Certain Transactions" in the Company's proxy statement for its Annual Meeting to be held on or about May 25, 1995, which will be filed by the Company with the Securities and Exchange Commission, and is hereby incorporated by reference into this Form 10-K. In the event such proxy statement is not filed with the Commission by April 30, 1995, the Registrant will amend this annual report on Form 10-K to include the required items in Part III of this Report.

                                    PART IV
Item 14.

              EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS
                                  ON FORM 8-K.

   (a)(1)   Financial Statements:                                          Page


            Independent Auditors' Report - KPMG Peat Marwick LLP            19
            Consolidated Balance Sheets at December 31, 1994 and 1993       20
            Consolidated Statements of Operation for the Years Ended
             December 31, 1994, 1993 and 1992                               21
            Consolidated Statements of Shareholders' Equity for the
             Years Ended December 31, 1994, 1993 and 1992                   22
            Consolidated Statements of Cash Flows for the Years Ended
             December 31, 1994, 1993 and 1992                               23
            Notes to Consolidated Financial Statements                      24

      (2)   Financial Statement Schedules:

            Schedule II - Valuation and Qualifying Accounts                 37

      (3)   Exhibits:

              The following exhibits are filed with this Report or are incorporated by reference to the file indicated.

            Number               Description
            ------               -----------
             3.1      Amended and Restated Articles of
                      Incorporation (File No. 33-40634, Form S-1)

             3.2      Code of Regulations (File No. 33-40634,
                      Form S-1)

             4.1 Form of Warrant Agreement (with schedule identifying substantially identical documents omitted) (File No. 33-40634,
                      Form S-1)

             4.2      Specimen Common Stock Certificate (File No.
                      33-40634, Form S-1)

             4.3 Registration Rights Agreement, dated July 2, 1992 with Intelligent Electronics, Inc. (File No. 1-9296, Form 8-K dated July 2, 1992)

             4.4 Standstill Agreement, dated July 2, 1992, with Intelligent Electronics, Inc. (File No. 1-9296, Form 8-K dated July 2, 1992)

             10.1     Franchise Agreement with Today's
                      Computers Business Centers, Inc. ("TCBC") dated December 4, 1990, and Amendment to Franchise Agreement with TCBC and Intelligent Electronics, Inc. dated December 31, 1990 (with schedule identifying substantially identical documents omitted) (File No. 33-40634, Form S-1)

             Number              Description                               Page
             ------              -----------                               ----
             10.2     Franchise Agreement with TCBC and                     47
                      Intelligent Electronics, Inc. dated November
                      27, 1993

             10.3     Employment Agreement with Terry L. Theye,             64
                      Chairman of the Board and Chief Executive
                      Officer, dated January 1, 1993*

             10.4     Employment Agreement with Lewis E. Miller,            71
                      President and Chief Operating Officer, dated
                      January 1, 1993*

             10.5     Employment Agreement with Norma Skoog,                78
                      Vice President, Secretary and General
                      Counsel dated June 8, 1992, and Amendment
                      No. 1 to said Employment Agreement dated
                      January 1, 1993*

             10.6     Employment Agreement with Timothy M.                  91
                      Mooney, Vice President, Treasurer and Chief
                      Financial Officer, dated August 29, 1994*

             10.7     1991 Stock Option and Stock Incentive Plan
                      (File No. 33-40634, Form S-1)*

             10.8     1991 Director Stock Option Plan (File No.
                      33-40634, Form S-1)*

             10.9     1994 Stock Option and Stock Incentive Plan
                      (File No. 33-81678, Form S-8)*

             10.10 Agreement and Plan of Merger, dated July 28, 1993 by and between the Company and Basicomputer Corporation and Amendments
                      No. 1 and 2 to said Agreement and Plan of Merger, dated September 2, and September 9, 1993, respectively (File No. 1-9296, Form 8-K dated September 9, 1993)

             10.11    Secured Credit Agreement, dated as of
                      September 9, 1993 by and among the
                      Company, its subsidiaries and PNC Bank
                      Ohio, National Association, as Agent, The
                      First National Bank of Chicago as Co-Agent and other participating banks ("Secured Credit Agreement") (File No. 1-9296, Form 8-K dated September 9, 1993)

             10.12    Amendment No. 1 to the Secured Credit                 98
                      Agreement dated January 19, 1994

             10.13    Amendment No. 2 to the Secured Credit                109
                      Agreement dated March 8, 1994

             Number              Description                               Page
             ------              -----------                               ----
             10.14      Amendment and Waiver No. 3 to the Secured
                        Credit Agreement (File No. 1-9296, Form
                        10-Q June 30, 1994)

             10.15      Amendment and Waiver No. 4 to the Secured
                        Credit Agreement (File No. 1-9296, Form
                        8-K dated September 30, 1994)

             10.16      Amendment and Waiver No. 5 to the Secured
                        Credit Agreement (File No. 1-9296, Form
                        8-K dated October 11, 1994)

             10.17      Amendment and Waiver No. 6 to the
                        Secured Credit Agreement                           122

             10.18      Amendment and Waiver No. 7 to the Secured
                        Credit Agreement (File No. 1-9296, Form
                        8-K dated November 1, 1994)

             10.19      Amendment and Waiver No. 8 to the Secured
                        Credit Agreement (File No. 1-9296, Form
                        8-K dated December 30, 1994)

             10.20      Asset Purchase Agreement covering non-
                        California sites by and among the Company, certain of its wholly owned subsidiaries and Intelligent Electronics, Inc. (File No. 1-9296, Form 8-K dated December 30, 1994)

             10.21      Asset Purchase Agreement covering
                        California sites by and among the Company, certain of its wholly owned subsidiaries and Intelligent Electronics, Inc. (File No. 1-9296, Form 8-K dated December 30, 1994)

             10.22      Management Agreement between the
                        Company and Intelligent Electronics, Inc.
                        (File No. 1-9296, Form 8-K dated December
                        30, 1994)

             22.1       Subsidiaries of the Registrant                     129

             23.1       Consent of KPMG Peat Marwick                       130

             24.1       Powers of Attorney                                 131

             99.1       Annual Report on Form 11-K for The Future
                        Now, Inc.'s 401(k) Plan will be filed by amendment on or before April 30, 1995

     * Indicates management contract or compensatory plan or arrangement.

        (b) The following Current Reports on Form 8-K were filed by the Company during the fourth quarter, 1994:

             Forms 8-K dated as of September 30, October 11, and November 1, 1994, reporting Amendments No. 4, 5 and 7 to the Secured Credit Agreement, dated as of September 9, 1993, by and among the Company, its subsidiaries and PNC Bank, Ohio, National Association, as Agent, The First National Bank of Chicago as Co-Agent and other participating banks.

             Form 8-K dated as of December 30, 1994, reporting (i) the sale of the assets of five branches to Intelligent Electronics, Inc. and
             (ii) Amendment No. 8 to the Secured Credit Agreement, dated as of September 9, 1993, by and among the Company, its subsidiaries and PNC Bank, Ohio, National Association, as Agent, The First National Bank of Chicago as Co-Agent and other participating banks.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 30, 1995.

                                   THE FUTURE NOW, INC., Registrant


                                   By: /s/Terry L. Theye*
                                       ------------------
                                       Terry L. Theye, Chairman of the Board
                                       and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Company and in the capacities indicated as of the 30th day of March, 1995.

  SIGNATURE                                  TITLE
  ---------                                  -----

/s/Joseph Beech III*               Director
- - - -------------------------
Joseph Beech III

/s/James J. Dealy*                 Director
- - - -------------------------
James J. Dealy

- - - -------------------------          Director
William G. Kagler

/s/Lewis E. Miller*                President and Chief Operating Officer
- - - -------------------------
Lewis E. Miller

/s/Timothy M. Mooney               Vice President, Treasurer and Chief
- - - -------------------------          Financial Officer
Timothy M. Mooney                  (Principal Financial Officer)

/s/ Jacqueline C. Neumann          Vice President and Controller
- - - -------------------------         (Principal Accounting Officer)
Jacqueline C. Neumann

/s/Dennis J. Sullivan*             Director
- - - -------------------------
Dennis J. Sullivan

/s/Dudley S. Taft*                 Director
- - - -------------------------
Dudley S. Taft

/s/Terry L. Theye*                 Chairman of the Board and Chief
- - - -------------------------          Executive Officer
Terry L. Theye


* By: /s/Norma Skoog
     --------------------------
      Norma Skoog
      Attorney-in-fact